Exhibit 10.43

JOINT VENTURE AGREEMENT

BETWEEN

VISTA GOLD (BARBADOS) CORP.

AND

PAN ASIA RESOURCES CORP.

WITH RESPECT TO

SALU SIWA LTD.,

PT MASMINDO DWI AREA

AND THE

AWAK MAS PROJECT

Exhibit 10.43
TABLE OF CONTENTS

Page No.

ARTICLE I	DEFINITIONS	1
ARTICLE II	REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS	4
2.1	Capacity of Parties	4
2.2	Representations and Warranties of Vista Barbados	4
2.3	Disclosures	5
2.4	Record Title	5
ARTICLE III	GRANT AND EXERCISE OF OPTION	5
3.1	Grant of Option	5
3.2	Conditions to Exercise of Option	5
3.3	Notice of Exercise	6
3.4	Shareholders’ Agreement	6
3.5	Deemed Incurrence of Costs	6
ARTICLE IV	PURPOSES	7
4.1	Purposes	7
4.2	Limitation	7
ARTICLE V	RELATIONSHIP OF THE PARTIES	7
5.1	No Partnership	7
5.2	Other Business Opportunities	7
5.3	Implied Covenants; No Additional Duties	8
5.4	Liabilities; Indemnification	8
ARTICLE VI	RIGHTS AND COVENANTS PRIOR TO EXERCISE OF THE OPTION	8
6.1	Non-Compete Covenants	8
ARTICLE VII	TERMINATION	8
7.1	Termination	8
7.2	Termination without Exercise of Option	9
7.3	Termination on Exercise of Option	10
ARTICLE VIII	REPRESENTATION ON BOARD OF DIRECTORS	10
8.1	Pan Asia Representative	10
8.2	Representative’s Expenses	10
8.3	Powers of Representative	10
8.4	Resignation of Representative	10
8.5	Interim Period	10
ARTICLE IX	RESPONSIBILITY FOR OPERATIONS	10
9.1	General	10
9.2	Powers and Duties of Pan Asia	11
9.3	Standard of Care	13
9.4	Transactions With Affiliates	13
ARTICLE X	PROGRAMS AND BUDGETS	13
10.1	Initial Program and Budget	13
10.2	Operations Pursuant to Programs and Budgets	14
10.3	Presentation of Programs and Budgets	14
10.4	Budget Overruns; Program Changes	14
ARTICLE XI	FURTHER ACTS	14
11.1	Shareholders’ Agreement	14
11.2	Completion of Certain Matters	14
ARTICLE XII	ACCOUNTS AND SETTLEMENTS	14
12.1	Monthly Statements	14
12.2	Audits	15
ARTICLE XIII	ACQUISITIONS WITHIN AREA OF INTEREST	15
13.1	General	15
13.2	Notice to Non-acquiring Party	15
13.3	Option Exercised	15
13.4	Option Not Exercised	15
ARTICLE XIV	ASSIGNMENT OF INTEREST	16
14.1	Assignment	16
14.2	Retransfer From Affiliate	16
14.3	No Encumbrance	16
ARTICLE XV	CHANGE OF CONTROL OF PAN ASIA	16
15.1	Notice to Vista Barbados	16
15.2	Change in Control	16
ARTICLE XVI	CONFIDENTIALITY	16
16.1	General	16
16.2	Exceptions	17
16.3	Duration of Confidentiality	17
ARTICLE XVII	GENERAL PROVISIONS	17
17.1	Notices	17
17.2	Interpretation	18
17.3	Currency	19
17.4	Headings	19
17.5	Waiver	19
17.6	Modification	19
17.7	Force Majeure	19
17.8	Governing Law	19
17.9	Disputes	20
17.10	Rule Against Perpetuities	20
17.11	Further Assurances	20
17.12	No Third Party Beneficiaries	20
17.13	Entire Agreement; Successors and Assigns	20
17.14	Counterparts and Facsimile	20

EXHIBIT A	PROPERTY DESCRIPTION AND AREA OF INTEREST	A-1
EXHIBIT B	FORM OF SHAREHOLDERS’ AGREEMENT	B-1
EXHIBIT C	INITIAL PROGRAM AND BUDGET	C-1
EXHIBIT D	FORM OF POWER OF ATTORNEY	D-1

Exhibit 10.43
JOINT VENTURE AGREEMENT

WITH RESPECT TO

SALU SIWA LTD., PT MASMINDO DWI AREA AND THE AWAK MAS PROJECT

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is made as of December 23, 2009 (the “Effective Date”) between Vista Gold (Barbados) Corp. (“Vista Barbados”), a Barbados corporation, and Pan Asia Resources Corp. (“Pan Asia”), a Cayman Islands corporation.

RECITALS

A.           Vista Barbados is a wholly-owned subsidiary of Vista Gold Corp. (“Vista”).  Vista Barbados owns all of the issued and outstanding shares of Salu Siwa Ltd. (“Salu Siwa”), which in turn owns a 99% interest in PT Masmindo Dwi Area (“PT Masmindo”).  Vista Barbados directly holds a 1% interest in PT Masmindo.  PT Masmindo holds a Seventh Generation Contract of Work in the Property comprising the Awak Mas Project in Indonesia (defined below as the “Contract of Work”) as more particularly described in Part I of Exhibit A (defined below as the “Property”);

B.           Pursuant to a letter agreement dated July 2, 2009, as amended by (i) a letter agreement dated October 16, 2009, (ii) a letter agreement dated November 18, 2009, and (iii) a letter agreement dated December 15, 2009 (collectively, the “Letter Agreement”) between Vista and Pan Asia, Vista granted to Pan Asia the option, subject to the terms and conditions set out in the Letter Agreement, to enter into a joint venture arrangement for the purpose of earning a 60% interest in the Property via ownership of 60.6% of the outstanding shares of Salu Siwa (the “Joint Venture”);

C.           Pursuant to a notice dated September 30, 2009, Pan Asia elected to proceed with the Joint Venture; and

D.           Vista Barbados and Pan Asia wish to enter into this Agreement in order to govern the terms of the Joint Venture and to set out the terms upon which Pan Asia may earn a 60% interest in the Property.

IN CONSIDERATION OF the covenants and agreements contained herein, Vista Barbados and Pan Asia agree as follows:

ARTICLE I

DEFINITIONS

1.
1.1           “Affiliate” means any person, partnership, limited liability company, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party.  For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

1.2           “Agreement” means this Joint Venture Agreement, including all amendments and modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

1.3           “AMDAL” means the environmental impact assessment required under the Contract of Work.

1.4           “Area of Interest” means the area described in Part 2 of Exhibit A.

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1.5           “Assets” means the Property, Products and all other real and personal property, tangible and intangible, held by PT Masmindo.

1.6           “Awak Mas Project” means the mineral project located on the Property and governed by the Contract of Work.

1.7           “Board of Directors” means the board of directors of PT Masmindo.

1.8           “Budget” means a detailed estimate of all costs to be incurred by PT Masmindo with respect to a Program and a schedule of cash advances to be made by Pan Asia with respect to such Program (which, for the avoidance of doubt, shall include the initial budget appended at Exhibit C hereto.

1.9           “Business Day” means a day on which chartered banks are open for the transaction of regular business in the cities of Denver, Colorado and Vancouver, British Columbia.

1.10           “Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derive independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Party, Salu Siwa or PT Masmindo.

1.11           “Constating Documents” means the articles of association of PT Masmindo, as amended from time to time.

1.12           “Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization or Environmental Compliance.

1.13           “Contract of Work” means the contract of work between the Governments of the Republic of Indonesia and PT Masmindo dated January 19, 1998 (as may be amended from time to time).

1.14           “Development” means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products.

1.15           “Effective Date” means the date first written above.

1.16           “Encumbrance” means any mortgage, charge, pledge, lien or other security interest, or any right or privilege capable of becoming any of the foregoing.

1.17           “Environmental Compliance” means action performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

1.18           “Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the

Exhibit 10.43
environment, including without limitation, ambient air, surface water and groundwater; and all other laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

1.19           “Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against PT Masmindo or either Party, by any person or entity other than the other Party, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

1.20           “Escrow Agreement” means the escrow agreement to be entered into among Vista Barbados, Pan Asia and Computershare Trust Company of Canada, or such other agent as is acceptable to the Parties acting reasonably, regarding the 2,000,000 ordinary shares of Pan Asia to be issued to Vista in accordance with Section 3.2(i).

1.21           “Expenditures” has the meaning ascribed thereto in Section 3.2.

1.22           “Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

1.23           “Feasibility Study” has the meaning ascribed thereto in Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects, as amended from time to time.

1.24           “Interim Period” has the meaning ascribed thereto in Section 8.5.

1.25           “Joint Venture” has the meaning ascribed thereto in Recital B to this Agreement.

1.26           “Letter Agreement” has the meaning ascribed thereto in Recital B to this Agreement.

1.27           “Mining” means the mining, extracting, producing, handling, milling or other processing of Products.

1.28           “Operations” means the activities to be carried out by PT Masmindo under this Agreement.

1.29           “Option” has the meaning ascribed thereto in Section 3.1.

1.30           “Pan Asia” means Pan Asia Resources Corp.

1.31           “Party” and “Parties” mean Vista Barbados and Pan Asia, and any other person or entity admitted as a substituted or additional Party under this Agreement.

1.32           “Products” means all ores, minerals and mineral resources produced from the Property under this Agreement.

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1.33           “Power of Attorney” means the power of attorney in the form appended at Exhibit D.

1.34           “Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by Pan Asia for a year or any longer period (which, for the avoidance of doubt, shall include the initial program appended at Exhibit C hereto).

1.35           “Property” means those interests described in Part I of Exhibit A and all other interests in real property within the Area of Interest which are acquired and held subject to this Agreement.

1.36           “PT Masmindo” means PT Masmindo Dwi Area.

1.37           “Representative” means Pan Asia’s nominee to the Board of Directors, and, during the Interim Period, means the person to whom the Power of Attorney is granted.

1.38           “Salu Siwa” means Salu Siwa Ltd.

1.39           “Shareholders’ Agreement” means the shareholders’ agreement among Vista Barbados, Pan Asia and Salu Siwa, substantially in the form as attached at Exhibit B.

1.40           “Transfer” means to sell, grant, assign, encumber, pledge, or otherwise commit or dispose of.

1.41           “Vista” means Vista Gold Corp.

1.42           “Vista Barbados” means Vista Gold (Barbados) Corp.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

2.1           Capacity of Parties

.  As of the Effective Date, each of the Parties represents and warrants as follows:

(a)
it is a corporation duly organized and in good standing in its jurisdiction of organization and is qualified to do business, and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)
it has the capacity to enter into and perform this Agreement and all transactions contemplated herein, and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)	it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(d)	this Agreement has been duly executed and delivered by it, and is valid and binding upon it in accordance with its terms.

2.2           Representations and Warranties of Vista Barbados

.  As of the Effective Date, Vista Barbados makes the following representations and warranties to Pan Asia:

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(a)           With respect to those interests in the Property in which PT Masmindo holds an interest under the Contract of Work or other contracts: (i) PT Masmindo is in exclusive possession of such interests; (ii) PT Masmindo has not received any notice of default of any of the terms or provisions of such contracts; (iii) PT Masmindo has the authority under the Contract of Work to perform fully its obligations under this Agreement; (iv) to the best of Vista Barbados’ knowledge and belief, the Contract of Work is valid and is in good standing; and (v) to the best of Vista Barbados’ knowledge and belief, the interests covered thereby are free and clear of all defects, liens and encumbrances except for those specifically identified in Part 1 of Exhibit A or in the Contract of Work.  Vista Barbados has delivered to Pan Asia all information concerning title to the Properties in its or its Affiliates’ possession or control, including, but not limited to, a true and correct copy of the Contract of Work relating to the Property of which Vista Barbados has knowledge.

(b)
With respect to the Contract of Work, (i) all filings required to maintain in good standing the claims subject thereto have been properly and timely recorded or filed with appropriate governmental agencies; (ii) such claims are free and clear of defects, liens and encumbrances arising by, through or under PT Masmindo; and (iii) PT Masmindo has no knowledge of conflicting claims.

(c)	With respect to the Property, there are no pending or threatened actions, suits, claims or proceedings.

The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement.

2.3           Disclosures

.  Each of the Parties represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Party in order to prevent the representations in this ARTICLE II from being materially misleading.

2.4           Record Title

.  Title to the Assets shall be held by PT Masmindo.

ARTICLE III

GRANT AND EXERCISE OF OPTION

3.1           Grant of Option

.  Vista Barbados hereby gives and grants to Pan Asia the sole, exclusive and irrevocable right and option (the “Option”), on and subject to the terms of this Agreement, to acquire a 60% undivided beneficial interest in the Property via ownership of 60.6% of the issued and outstanding shares of Salu Siwa.

3.2           Conditions to Exercise of Option

.  Pan Asia may exercise the Option by (and only after) completing the following matters to the reasonable satisfaction of Vista Barbados:

(i)	issuing to Vista within 30 days of the Effective Date, 2,000,000 (two million) ordinary shares in Pan Asia free and clear of any encumbrances, to be held in

Exhibit 10.43
escrow until an extension to the Contact of Work is granted by the Government of Indonesia in accordance with the terms of the Escrow Agreement;

(ii)
granting to Vista, within 30 days of the Effective Date, the right to purchase up to 2,000,000 (two million) ordinary shares in Pan Asia free and clear of any encumbrance (except a hold period required by a regulatory authority or by a stock exchange on which such securities are listed) on the same terms as such shares are issued in connection with an initial public offering thereof, such right to be effective for the term of this Agreeement;

(iii)
directly funding to PT Masmindo, within a period of 30 months from the Effective Date, a minimum of $3,000,000 (the “Expenditures”) to further define, explore and develop the Properties, less a management fee equal to up to 10% of the value of all Expenditures actually incurred by Pan Asia; and

(iv)
directing and implementing the Operations of PT Masmindo in accordance with Article IX for a period of 30 months following the Effective Date (unless extended in accordance with the prior written agreement of Vista Barbados).

3.3           Notice of Exercise

.  Pan Asia shall give notice to Vista Barbados forthwith upon Pan Asia having complied with the conditions contemplated in Section 3.2.

3.4 Shareholders’ Agreement

.  Upon Pan Asia exercising its Option in accordance with Sections 3.2 and 3.3, Vista Barbados shall cause Salu Siwa to issue to Pan Asia from treasury, for no additional consideration, such number of shares as results in Pan Asia owning 60.6% of the then issued and outstanding shares of Salu Siwa, and the Parties shall enter into the Shareholders’ Agreement, substantially in the form attached hereto at Exhibit B.  The Shareholders’ Agreement shall govern the relationship of Pan Asia and Vista in respect of Salu Siwa, PT Masmindo and the Properties and, as of the date the Shareholders’ Agreement becomes effective, this Agreement shall cease to apply.

3.5           Deemed Incurrence of Costs

.  Upon the execution of the Shareholders’ Agreement, the Parties shall be deemed to have made the following contributions to their respective Tracking Account (as defined in the Shareholders’ Agreement) and to respectively have the following Proportionate Share (as defined in the Shareholders’ Agreement):

	Initial Contribution to Tracking Account	Initial Proportionate Share
Pan Asia	$6,000,000	60%
Vista Barbados	$4,000,000	40%

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ARTICLE IV

PURPOSES

4.1           Purposes

.  During the term of this Agreement, Salu Siwa shall be limited to the following purposes, and shall serve as the exclusive means by which the Parties, or either of them, accomplish such purposes:

(a)	to hold shares in PT Masmindo; and

(b)	to cause PT Masmindo to:

(i)	conduct Exploration within the Area of Interest;

(ii)	evaluate the possible Development of the Properties;

(iii)	complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties;

(iv)	complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties;

(v)	engage in Development and Mining Operations on the Properties; and

(vi)	perform any other activity necessary, appropriate, or incidental to any of the foregoing.

4.2           Limitation

.  Unless the Parties otherwise agree in writing, the Operations shall be limited to the purposes described in Section 4.1, and nothing in this Agreement shall be construed to enlarge such purposes.

ARTICLE V

RELATIONSHIP OF THE PARTIES

5.1           No Partnership

.  Nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other, or to create any mining, commercial or other partnership.  Except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Parties, neither Party shall have any authority to act for Salu Siwa, PT Masmindo or another Party, or to assume any obligation or responsibility on behalf of Salu Siwa, PT Masmindo or the other Party, solely by virtue of being a Party.

5.2           Other Business Opportunities

.  Except as expressly provided in this Agreement, each Party shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Party, and, except as otherwise provided in Section 6.1, neither Party shall have any obligation to the other Party with respect to any opportunity to acquire any property outside the Area of Interest at any time.

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5.3           Implied Covenants; No Additional Duties

.  There are no implied covenants contained in this Agreement other than those of the contractual covenant of good faith and fair dealing.  Notwithstanding any contrary provision of this Agreement, in carrying out any duties hereunder, neither Party shall be liable to Salu Siwa, PT Masmindo or to the other Party for breach of any duty due to such Party’s good faith reliance on the provisions of this Agreement, the records of Salu Siwa, PT Masmindo, or such information, opinions, reports or statements presented by the other Party, any officer or employee of Salu Siwa, PT Masmindo, or the Board of Directors or any committee thereof, or by any other person as to matters such Party reasonably believes are within such other person’s professional or expert competence.

5.4           Liabilities; Indemnification

(a)
No Party shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of Salu Siwa or PT Masmindo, whether such liability or obligation arises in contract, tort or otherwise, solely by reason of being a Party to this Agreement.

(b)
Subject to Section 5.3, each Party shall indemnify, defend and hold harmless Salu Siwa, PT Masmindo, the other Party, and such other Party’s directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of or relating to (i) any unauthorized act or any assumption of liability by the indemnifying Party (including in the case of Pan Asia, in its capacity as a operator of PT Masmindo), or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of PT Masmindo or the other Party, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Parties, (ii) any breach by such Party of any of its representations or warranties set forth in this Agreement or (iii) any breach by such Party of any covenant contained in this Agreement caused by or attributable to such Party’s wilful misconduct or gross negligence, including in the case of Pan Asia, in its capacity as a operator of PT Masmindo.

ARTICLE VI

RIGHTS AND COVENANTS PRIOR TO EXERCISE OF THE OPTION

6.1           Non-Compete Covenants

.  In the event that this Agreement terminates prior to the exercise by Pan Asia of the Option in accordance with Sections 3.2 and 3.3, Pan Asia shall not directly or indirectly acquire any interest in a property within 3 kilometres from the boundary of the Area of Interest for 12 months after the date of the termination of this Agreement.  If Pan Asia breaches this Section 6.1, it shall be obligated to offer to convey to Vista Barbados, without cost, any such property or interest so acquired.  Such offer shall be made in writing and may be accepted by Vista Barbados at any time within 45 days after it is received by Vista Barbados.

ARTICLE VII

TERMINATION

7.1           Termination

.  This Agreement shall terminate:

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(a)           if Pan Asia gives written notice of termination to Vista Barbados, which Pan Asia shall be at liberty to do at any time after the execution of this Agreement and prior to its exercise of the Option pursuant to Sections 3.2 and 3.3;

(b)	if any of the following shall occur:

(i)	Pan Asia fails to pay or contest in good faith bills or debts of PT Masmindo within 60 days after they are due; or

(ii)
a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by Pan Asia; or

(iii)
Pan Asia commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; makes a general assignment for the benefit of creditors; fails generally to pay its, or PT Masmindo’s debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

(iv)
entry is made against Pan Asia of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect; or

(c)
if Pan Asia defaults with respect to any of its material covenants and agreements contained herein, Vista delivers notice to Pan Asia specifying the nature of such default and Pan Asia does not rectify such default within 60 days of the receipt of notice of such default from Vista, upon Vista giving written notice of termination to Pan Asia.

7.2           Termination without Exercise of Option

.  Upon termination of this Agreement pursuant to Subsection 7.1(a) or (b), Pan Asia shall:

(a)
cease to be liable to Vista Barbados under or in relation to this Agreement, except as provided in this Section 7.2 and for the performance of those of its agreements or covenants under this Agreement which should have been performed prior to such termination; and

(b)
deliver at no cost to Vista Barbados, not later than 90 days after the termination of this Agreement, copies of all information and data in its possession pertaining to the Property, PT Masmindo, Vista Barbados, Salu Siwa or any of their Affiliates, or results of operations on the Property not already provided to Vista Barbados, including maps, surveys, reports, records, studies, assays, core samples or logs in electronic or printed form, as applicable and available.

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7.3           Termination on Exercise of Option

.  Upon the exercise by Pan Asia of the Option pursuant to Sections 3.2 and 3.3 and the Parties entering into the Shareholders’ Agreement pursuant to Section 3.4, this Agreement shall terminate and, thereafter, the relationship of the Parties shall be governed by the Shareholders’ Agreement.

ARTICLE VIII

REPRESENTATION ON BOARD OF DIRECTORS

8.1           Pan Asia Representative

.  During the term of this Agreement, Pan Asia shall be entitled to appoint one nominee (“Representative”) as an executive member of the Board of Directors.  Pan Asia’s Representative will be entitled to receive notice of every meeting of the Board of Directors in accordance with the Constating Documents and shall be entitled to one vote on every question submitted at a meeting of the Board of Directors.  For greater certainty, each of the other members of the Board of Directors is also entitled to one vote on every question submitted at a meeting of the Board of Directors.  Pan Asia’s Representative will also be entitled to be included in the quorum required under the Constating Documents in order to approve a written consent resolution of the Board of Directors.

8.2           Representative’s Expenses

.  Pan Asia shall bear the expenses incurred by its Representative in attending meetings of the Board of Directors and otherwise with respect to the role of such Representative as an executive member of the Board of Directors.

8.3           Powers of Representative

.  Subject to the Constating Documents and applicable law, Pan Asia’s Representative shall have the powers and duties to implement and undertake the matters described in Section 9.2.

8.4           Resignation of Representative

.  Pan Asia shall cause its Representative to resign immediately upon the termination of this Agreement.

8.5           Interim Period

.  The Parties acknowledge that due to Indonesian regulatory requirements it may take up to a few months from the Effective Date to appoint Pan Asia’s Representative to the Board of Directors (the “Interim Period”).  The Parties agree that Pan Asia shall conduct Operations during the Interim Period pursuant to the Power of Attorney, which Power of Attorney shall be caused to be granted by Vista Barbados to a nominee of Pan Asia, and which Power of Attorney shall, for greater certainty, expire immediately upon the appointment of Pan Asia’s Representative to the Board of Directors.

ARTICLE IX

RESPONSIBILITY FOR OPERATIONS

9.1           General

.  The Parties hereby agree that Pan Asia shall have overall management responsibility for Operations during the term of, and subject to, this Agreement.

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9.2           Powers and Duties of Pan Asia

.  Subject to the terms and provisions of this Agreement and the Constating Documents, Pan Asia shall, through its Representative and PT Masmindo, have the following powers and duties which shall be discharged in accordance with adopted Programs and Budgets:

(a)	Pan Asia shall, through its Representative and PT Masmindo:

(i)	manage, direct and control Operations;

(ii)	fund and make all expenditures necessary to carry out adopted Programs;

(iii)
(A) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (B) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (C) keep the Assets free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by Board of Directors;

(iv)	conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of Pan Asia;

(v)
(A) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (B) pay all taxes, assessments and like charges on Operations and Assets; (C) if authorized by the Board of Directors, contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if Pan Asia deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as Pan Asia may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before Pan Asia shall be required to pay them, but in no event shall Pan Asia permit or allow title to the Assets to be lost as the result of the non-payment of any taxes, assessments or like charges; and (D) shall do all other acts reasonably necessary to maintain the Assets;

(vi)
(A) apply for all necessary permits, licenses and approvals; (B) comply with all applicable laws and regulations; (C) notify promptly the Board of Directors of any allegations of violation thereof; and (D) prepare and file all reports or notices required for Operations.  Pan Asia shall not be in breach of this provision if a violation has occurred in spite of Pan Asia’s good faith efforts to comply, and Pan Asia has timely cured or disposed of such violation through performance, or payment of fines and penalties;

(vii)
prosecute and defend, but not initiate without consent of the Board of Directors, all litigation or administrative proceedings arising out of Operations.  Vista Barbados shall have the right to participate, at its own expense, in such litigation or administrative proceedings.  The Board of Directors shall approve in advance

Exhibit 10.43
any settlement involving payments, commitments or obligations in excess of $100,000 in cash or value;

(viii)	obtain insurance for the benefit of PT Masmindo as determined from time to time by the Board of Directors; and

(ix)
dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Pan Asia shall not:  (A) dispose of Assets having a value in excess of $25,000; (B) dissolve or begin a liquidation of PT Masmindo; or (C) dispose of all or a substantial part of the Assets necessary to achieve the purposes of PT Masmindo.

(b)	Subject to applicable law, Pan Asia and its Representative shall have the right to carry out Pan Asia’s responsibilities hereunder through agents or independent contractors.

(c)	Pan Asia shall:

(i)
perform or cause to be performed during the term of this Agreement all assessment and other work required by law in order to maintain the Contract of Work and Property in good standing using reasonable best efforts;

(ii)
not be liable on account of any determination by any court or governmental agency that the work performed by Pan Asia does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is in accordance with the adopted Program and Budget;

(iii)	timely file with the appropriate agencies of the Government of Indonesia, quarterly reports in accordance with the Contract of Work as required by Indonesian law; and

(iv)	if authorized by the Board of Directors, amend the boundary of the Contract of Work of PT Masmindo in accordance with the existing Indonesian regulations governing such amendments.

(d)
Pan Asia and its Representative shall keep the Board of Directors advised of all Operations by submitting in writing to the Board of Directors: (i) monthly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within 30 days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as the Board of Directors may reasonably request.  Pan Asia and its Representative shall keep and maintain all required accounting and financial records in accordance with customary cost accounting practices in the mining industry.  At all reasonable times, Pan Asia and its Representative shall provide the Board of Directors or the representative of Vista Barbados, upon the request of any member of the Board of Directors, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations.  In addition, Pan Asia shall allow Vista Barbados, at the latter’s sole risk and expense, and subject to

Exhibit 10.43
reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as Vista Barbados does not unreasonably interfere with Operations.

(e)
Pan Asia shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of the Contract of Work, any applicable laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and satisfy the financial assurance requirements of any applicable law or contractual obligation pertaining to Environmental Compliance, the Contract of Work and the regulations of the Government of the Republic of Indonesia.  To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of the Property disturbed by Operations.

(f)
Pan Asia and its Representative shall perform Continuing Obligations when and as economic and appropriate.  As part of each Program and Budget submittal, Pan Asia shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures.  Pan Asia shall keep the other Party reasonably informed about Pan Asia’s efforts to discharge Continuing Obligations.  Authorized representatives of each Party shall have the right from time to time to enter the Property to inspect work directed toward satisfaction of Continuing Obligations and audit books, records and accounts related thereto.

(g)
In accordance with prevailing regulations from the Indonesian Government, PT Masmindo may be required to provide reclamation and post-mining guarantee funds to the Indonesian Government.  Pan Asia hereby covenants to undertake and perform acts reasonably necessary to finance and fulfill the foregoing.

Pan Asia shall not be in default of any duty under this Section 9.2 if its failure to perform results from the failure of Vista Barbados to perform acts required of it by this Agreement.

9.3           Standard of Care

.  Pan Asia shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to Assets.  Notwithstanding anything in this Agreement to the contrary, Pan Asia shall not be liable to Vista Barbados, Salu Siwa or PT Masmindo for any breach of this Agreement or other act or omission resulting in damage or loss except to the extent caused by or attributable to Pan Asia’s wilful misconduct, negligence or breach of this Section 9.3.

9.4           Transactions With Affiliates

.  Subject to applicable law, if Pan Asia engages its Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm’s-length transactions or on terms that have been approved by Vista Barbados.

ARTICLE X

PROGRAMS AND BUDGETS

10.1           Initial Program and Budget

.  The initial Program and Budget, which has been adopted by the Parties, is attached as Exhibit C.

Exhibit 10.43
10.2           Operations Pursuant to Programs and Budgets

.  Except as otherwise provided in this Agreement, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets.  Each Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

10.3           Presentation of Programs and Budgets

.  Proposed Programs and Budgets shall be prepared by Pan Asia for a period of one year or any longer period.  Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year at a meeting of the Board of Directors.  During the period encompassed by any Program and Budget, and at least two months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by Pan Asia and submitted to the Board of Directors.  Each such proposed Program and Budget shall be in a form and degree of detail substantially similar to Exhibit C.

10.4           Budget Overruns; Program Changes

.  Pan Asia shall immediately notify the Board of Directors of any material departure from a Program and Budget.

ARTICLE XI

FURTHER ACTS

11.1           Shareholders’ Agreement

.  Vista Barbados and Pan Asia agree to use their commercially reasonable efforts to negotiate and finalize, as soon as practicable, but in no event later than the day which is 90 days from the Effective Date, the Shareholders’ Agreement (which Shareholders’ Agreement shall be substantially in the form as appended at Exhibit B hereto, modified as necessary to reflect the corporate laws of Australia and tax laws and accounting procedures in Australia, Indonesia and Canada) and otherwise as agreed by the Parties.

11.2           Completion of Certain Matters

– Within 30 days from the Effective Date:

(i)	Vista Barbados shall cause to be granted the Power of Attorney (substantially in the form as appended to Exhibit D hereto) to a nominee of Pan Asia designated in writing; and

(ii)	Vista Barbados and Pan Asia shall finalize the terms of the Escrow Agreement (using their commercially reasonable efforts).

ARTICLE XII

ACCOUNTS AND SETTLEMENTS

12.1           Monthly Statements

.  Pan Asia shall cause its Representative to promptly submit to the Board of Directors monthly statements of account reflecting in reasonable detail (i) the amount of Expenditures funded to PT Masmindo by Pan Asia during each preceding fiscal quarter, and (ii) the manner in which such Expenditures have been used or are intended to be used.

Exhibit 10.43
12.2           Audits

.  In accordance with the requirements of the Contract of Work and Indonesian law, Pan Asia shall order an audit of the accounting and financial records for each year (or other accounting period), and shall provide copies of the audit results to the Board of Directors within 30 days of receipt of the audit results.  All written exceptions to and claims upon Pan Asia for discrepancies disclosed by such audit shall be made not more than three months after receipt by the Board of Directors of the audit report.  Failure to make any such exception or claim within the three month period shall mean the audit is correct and binding upon the Parties and PT Masmindo.  The audits shall be conducted by a firm of certified public accountants selected by Pan Asia, unless otherwise agreed by the Board of Directors.

ARTICLE XIII

ACQUISITIONS WITHIN AREA OF INTEREST

13.1           General

.  Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Party or any Affiliate of a Party shall be subject to the terms and provisions of this Agreement.

13.2           Notice to Non-acquiring Party

.  Within 10 days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest (except real property acquired by or on behalf of PT Masmindo pursuant to a Program), the acquiring Party shall notify the other Party of such acquisition.  The acquiring Party’s notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why the acquiring Party believes that the acquisition of the interest is in the best interests of the Parties under this Agreement.  In addition to such notice, the acquiring Party shall make any and all information concerning the acquired interest available for inspection by the other Party.

13.3           Option Exercised

.  If, within 15 days after receiving the acquiring Party’s notice, the other Party notifies the acquiring Party of its election to participate in the acquired interest, the acquiring Party or its Affiliate shall convey to PT Masmindo (or to the other Party or another entity as mutually agreed by the Parties), by special warranty deed, its entire acquired interest (or if to the other Party, a proportionate undivided interest therein based on the deemed Percentage Interests of the Parties as set out in Section 3.5).  If conveyed to PT Masmindo, the acquired interest shall become a part of the Property for all purposes of this Agreement immediately upon the notice of such other Party’s election to participate therein.  Such other Party shall promptly pay to the acquiring Party its proportionate share based on the deemed Proportionate Share (as set out in Section 3.5) of the latter’s actual out-of-pocket acquisition costs.

13.4           Option Not Exercised

.  If the other Party does not give such notice within the 15 day period set forth in Section 13.3, neither such Party nor PT Masmindo shall have any interest in the acquired interest, and the acquired interest shall not be a part of the Property or otherwise be subject to this Agreement.

Exhibit 10.43
ARTICLE XIV

ASSIGNMENT OF INTEREST

14.1           Assignment

.  During the term of this Agreement, neither Party shall sell, transfer or assign this Agreement or its rights or beneficial interest in the Property, without the consent of the other Party; provided that (a) either Party shall be permitted to assign this Agreement to an Affiliate.  An assignment to an Affiliate shall be subject to:

(a)	the Affiliate entering into an agreement, in form and substance satisfactory to the other Party, acting reasonably, to be bound by this Agreement; and

(b)
the Party assigning this Agreement to an Affiliate shall provide a guarantee to the other Party, in a form satisfactory to such other Party acting reasonably, guaranteeing the obligations of the Affiliate under this Agreement.

14.2           Retransfer From Affiliate

.  No Party may, after its assignment of this Agreement to an Affiliate pursuant to Section 14.1, take or permit any action whereby that Affiliate will cease to be an Affiliate of such Party without first causing the Affiliate to retransfer its rights and obligations under this Agreement to the Party whom originally assigned this Agreement.

14.3           No Encumbrance

.  Prior to the termination of this Agreement, neither Party will cause or allow an Encumbrance to be placed on its beneficial interest in the Properties or its rights under this Agreement.

ARTICLE XV

CHANGE OF CONTROL OF PAN ASIA

15.1           Notice to Vista Barbados

.  If there is any change in control of Pan Asia, Pan Asia shall forthwith give notice in writing to Vista Barbados advising it of the change in control and stating the name of the person or persons who have acquired control.

15.2           Change in Control

.  In this Article XIV, a change in control of Pan Asia shall occur if a person becomes a control person (as that term is defined in the Securities Act (British Columbia) of Pan Asia who was not previously such a control person, provided that the listing of the securities of Pan Asia on any widely-recognized stock exchange shall not constitute a change in control.

ARTICLE XVI

CONFIDENTIALITY

16.1           General

.  Subject to applicable law, each Party will keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information it obtains or has obtained concerning PT Masmindo, Salu

Exhibit 10.43
Siwa, the Properties or the other Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

16.2           Exceptions

.  Subject to applicable law, the consent required by Section 16.1 shall not apply to a disclosure:

(a)
to a consultant, contractor, subcontractor, officer, director, professional advisor or employee of PT Masmindo, Salu Siwa, Pan Asia or any Party or any of their respective Affiliates that has a bona fide need to be informed;

(b)
to any third party to whom the disclosing Party contemplates a Transfer of all or any part of its rights or obligations under this Agreement, provided that such Transfer is in accordance with this Agreement;

(c)
to any actual or potential lender, underwriter or investors for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Party, PT Masmindo, Salu Siwa or any of their Affiliates; or

(d)
to a governmental or regulatory agency which the disclosing Party believes in good faith requires the disclosure of such information pursuant to pertinent law or regulation or the rules of any stock exchange.

In any case to which this Section 16.2 is applicable, the disclosing Party shall give notice to the other Party concurrently with the making of such disclosure.  As to any disclosure pursuant to Section 16.2(a) (b) or (c), only such Confidential Information as such third party has a legitimate business need to know shall be disclosed and such third party (other than governmental or regulatory agencies) shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under this ARTICLE XVI, and the disclosing Party shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

16.3           Duration of Confidentiality

.  The provisions of this ARTICLE XVI shall apply to a Party until the date that is two years after the termination of this Agreement in accordance with Article VII or the Transfer by such Party of its rights and obligations hereunder; provided that with respect to any Confidential Information that constitutes “trade secrets” of a Party (or of PT Masmindo, Salu Siwa or the Properties to the extent distributed or otherwise assigned to a Party pursuant to this Agreement) under applicable law, the provisions of this ARTICLE XVI shall survive indefinitely.

ARTICLE XVII

GENERAL PROVISIONS

17.1           Notices

.  All notices or other communications to be given hereunder shall be delivered by hand, facsimile or electronic transmission, and, if delivered by hand, shall be deemed to have been given on the date of delivery, or, if sent by facsimile or electronic transmission, on the date of transmission if sent before 5:00 p.m. (local time) and such date is a Business Day, or, if not, on the first Business Day following the date of transmission.

Exhibit 10.43
Notices to Vista Barbados shall be addressed to:

Vista Gold (Barbados) Corp.
c/o Vista Gold Corp.
7961 Shaffer Parkway, Suite 5
Littleton, Colorado  80127

Attention:                      Frederick H. Earnest
Facsimile:                      720-981-1186
Email:                      fhearnest@vistagold.com

with a copy (for informational purposes only) to:

Borden Ladner Gervais LLP
1200 Waterfront Centre
200 Burrard Street
P.O. Box 48600
Vancouver, British Columbia, Canada
V7X 1T2

Attention:                      Jason J. Brooks
Facsimile:                      604-622-5902
Email:                      jbrooks@blgcanada.com

Notices to Pan Asia shall be addressed to:

Pan Asia Resources Corp.
Suite 1740 – 1177 West Hastings Street
Vancouver, British Columbia  V6E 2K3

Attention:                      Stephen Walters
Facsimile:                      +62 21 747 11748
Email:                      stephen@panasiares.com

with a copy (for informational purposes only) to:

Tupper, Jonsson & Yeadon
Suite 1710 - 1177 West Hastings Street
Vancouver, British Columbia, Canada
V6E 2L3

Attention:                      Glenn R. Yeadon
Facsimile:                      604-681-0139
Email:                      yeadon@securitieslaw.bc.ca

Any Party may change its address for service aforesaid by notice in writing to the other Party specifying its new address for service hereunder.

17.2           Interpretation

Exhibit 10.43
.  The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

17.3           Currency

.  All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

17.4           Headings

.  The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

17.5           Waiver

.  The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

17.6           Modification

.  No modification of this Agreement shall be valid unless made in writing and duly executed by each of the Parties.

17.7           Force Majeure

.  Except for any obligation to make payments when due hereunder, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of applicable environmental standards; acts of war or terrorism or conditions arising out of or attributable to war or terrorism, whether declared or undeclared; riot, civil strife, insurrection, insurgency or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought, hurricane, tsunami or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing.  The affected Party shall promptly give notice to the other Party of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof.  The affected Party or Operator shall resume performance as soon as reasonably possible.

17.8           Governing Law

.  This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to the conflicts of laws principles thereof.  Each of the Parties hereto irrevocably attorns to the jurisdiction of the courts of

Exhibit 10.43
the Province of British Columbia and all appellate courts having jurisdiction thereover with respect to all disputes arising out of or in connection with this Agreement.

17.9           Disputes

.  All disputes arising out of or in connection with this Agreement will be determined by arbitration.  There will be three arbitrators.  The place of arbitration will be Vancouver, British Columbia.  The language of the arbitration will be English.  The arbitration will be administered by the British Columbia International Commercial Arbitration Centre (“BCICAC”) in accordance with its rules or, if the BCICAC no longer is operative or is unwilling or unable to administer the arbitration, then it will be unadministered and will be conducted under the UNCITRAL Arbitration Rules the ADR Institute of Canada, Inc. acting as appointing authority.

17.10           Rule Against Perpetuities

.  Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within 21 years after the Effective Date.

17.11           Further Assurances

.  Each Party agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

17.12           No Third Party Beneficiaries

.  This Agreement is for the sole benefit of the Parties, and no other Person, including without limitation, any creditor of any Party, is intended to be a beneficiary of this Agreement or shall have any rights hereunder.

17.13           Entire Agreement; Successors and Assigns

.  This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.  In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

17.14           Counterparts and Facsimile

.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  This Agreement and any counterpart thereof may be delivered by facsimile and when so delivered shall be deemed to be an original.

~ Signature Page Follows ~

Exhibit 10.43
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

VISTA GOLD (BARBADOS) CORP.

By:           (signed) Michael B. Richings
Authorized Signatory

Name: Michael B. Richings

Position: Director

PAN ASIA RESOURCES CORP.

By:           (signed) Stephen Walters
Authorized Signatory

Name: Stephen Walters

Position: President

Exhibit 10.43
EXHIBIT A

PROPERTY DESCRIPTION AND AREA OF INTEREST

PART 1 - Property Description

See the description contained in the attached Decree of the Minister of Energy and Mineral Resource (Number: 352.K/30/DJB/2009), and the English translation thereof (attached for reference only), which form part of this Exhibit A.  In the event of any inconsistency between the description contained in the copy of such Decree in Bahasa and the English translation thereof, the copy in Bahasa shall govern.

Exhibit 10.43

indicated in the Map and list of Coordinates attached here to;

b. that upon careful of technical and financial report submitted by PT. Masmindo Dwi Area, the Government reasonably agree to grant approval for extension period of Feasibility of the said company's Contract-of-work-Area.

In view of :

1. Law Number 25 of 2007 (Supplement Number 4724 to the statute Book Number 67 of 2007);
2. Law Number 4 of 2009 (Supplement Number 4959 to the statute Book Number 4 of 2009);
3. Government Regulation Number 32 of 1969 (Supplement Number 2916 to the statute Book Number 60 of 1969) as amended twice with the last amendment being set forth in government Regulation Number 75 of 2001 (Supplement Number 4154 to the statute Book Number 141 of 2001);
4. Presidential Decree Number 69/M of 2008 dated June 24, 2008;
5. Decree the Minister of Energy and Mineral Resources Number 812.K/40/MEM/2003 dated May 23, 2003;
6. Decree the Minister of Energy and Mineral Resources Number 023.K/30/DJB/2009 dated March 10, 2009;

Exhibit 10.43

DECIDED

FIRST : To approve the extension period of feasibility Study of PT. Masmindo Dwi Area's 14.390 Hectare-wide Contract-of-work Area effective for 12 month from February 19, 2008 until February 18, 2010.

SECOND : With the commencement of extension period Feasibility Study of Contract-of-work Area as referred to in the first point, the remaining extent of Contract-of-Work Area of PT. Masmindo Dwi Area is 14,390 Ha as indicated in the Map and list of Coordinates bearing Area Code 09PK0211 issued by mineral, coal, Geothermal and Groundwater Information Section through UPIWP and attached hereto.

THIRD : PT Masmindo Dwi Area has obligate to pay dead rent of The Extension Period of Feasibility Study Stage on regard this Ministerial Decree.

FOURTH : This Ministerial Decree shall come into full force and Effect as of February 19, 2009.

Issued in Jakarta
On August 20, 2009
p.p Minister of Energy and Mineral Resources
Directorate General of Mineral, Coal and Geothermal

[sealed and signed]

Dr. Ir. Bambang Setiawan

Exhibit 10.43

Exhibit 10.43

Attachment I : Decree The Minister of Energy and Mineral Resource
No : 352.K/30/DJB/2009
Date :Agustus,20, 2009

List Of Coordinates bearing Area

Name of Company : PT Masmindo Dwi Area
Location
- Province : South Sulawesi
- District : LUWU
- Mineral : Gold
- Code Of bearing Area : 09PK0211
- Measuring of wide area : 14.390 Hectare

Point	Longitude			Latitude			
	o	'	"	o	'	"	
1	120	10	9.12	3	22	1.98	
2	120	10	9.12	3	22	28.10	
3	120	9	37.50	3	22	28.10	
4	120	9	37.50	3	23	12.66	
5	120	9	24.49	3	23	12.66	
6	120	9	24.49	3	23	36.87	
7	120	9	2.70	3	23	36.87	
8	120	9	2.88	3	24	57.67	
9	120	9	56.76	3	24	57.67	
10	120	8	56.76	3	25	25.46	
11	120	8	51.49	3	25	25.46	
12	120	8	51.49	3	25	45.04	
13	120	8	3.75	3	25	44.94	
14	120	8	3.75	3	25	7.71	
15	120	7	39.42	3	25	7.71	
16	120	7	39.42	3	24	50.93	
17	120	7	16.57	3	24	50.93	
18	120	7	16.57	3	24	1.79	
19	120	6	25.86	3	24	1.79	
20	120	6	25.86	3	23	15.72	
21	120	5	54.18	3	23	15.72	
22	120	5	54.18	3	22	41.93	
23	120	6	17.67	3	22	41.93	
24	120	6	17.67	3	21	28.02	
25	120	5	11.58	3	21	28.02	
26	120	5	11.58	3	20	52.97	
27	120	4	54.42	3	20	52.97	

Go to page 2..

Exhibit 10.43

Exhibit 10.43

Kab. TANATORAJA
Kab. ENREKANG
Kalosi
Kab. PINRANG
Malua
Pinrang
Rapang
Baraka
Kab. WAJO
Kera
Keppe
Pontaru
APL
KETERANGAN :
WIL. KONTRAK KARYA DIPERTAHANKAN
WIL. KONTRAK KARYA DICIUTKAN
N
0 7.5 15
Kilometer

Map of Contract of Work Area		Location of Activity		Section of Information Mineral, Coal Geothermal and Groundwater
Presented to	: PT Masmindo Dwi Area	Province	: South Sulawesi	Directorate General of Mineral, Coal and Geothermal
Date of Process	: August 06, 2009	District	: LUWU	Department of Energy and Mineral Resources
Operator / Editor	: Rachman	Mineral	: Gold	Map of Contract of Work Area
Code area	: 09PK0211	Stage of	: Feasibility Study Period (Extension)	(sealed)
		Wide of Area	: 14.390 Hectare

Exhibit 10.43

PART 2 - Area of Interest

120°00'
120
190000
3 Kilometer Area of Interest
3°15'
Tarra
New Contract
of Work Area
Awak Mas Resource
Salu Bulo Area
120°15'
Main Access Road
3 Kilometer Area
of Interest
3°30'
SULAWESI
AWAK MAS PROJECT
3°45'
120
120°00'
120°15'
NORTH
0 2 4 6 8 10
Scale in Kilometers
VISTA GOLD CORP.
Awak Mas Project
Sulawesi, Indonesia
Contract of Work Area
and Area of Interest
Data By:
File Name:
Date: May, 2008
Revision: December 2009
Scale: As Shown

Exhibit 10.43
EXHIBIT B

FORM OF SHAREHOLDERS’ AGREEMENT

SHAREHOLDERS’ AGREEMENT

AMONG

VISTA GOLD (BARBADOS) CORP.

AND

PAN ASIA RESOURCES CORP.

AND

SALU SIWA LTD.

—, 200[—]

Exhibit 10.43

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	B-4
ARTICLE II	REPRESENTATIONS AND WARRANTIES; TITLE TO PROPERTIES	B-9
2.1	Capacity of Shareholders	B-9
ARTICLE III	NAME, PURPOSES AND TERM	B-10
3.1	General	B-10
3.2	Effective Date and Term	B-10
3.3	Registered Agent; Offices	B-10
3.4	Constating Documents	B-10
3.5	Agreement to be Bound	B-11
3.6	Approval of Certain Matters	B-11
ARTICLE IV	RELATIONSHIP OF SHAREHOLDERS	B-11
4.1	No Partnership	B-11
4.2	No Holding Out	B-12
4.3	No Fiduciary Duty	B-12
4.4	Tax Returns	B-12
4.5	Other Business Opportunities	B-12
4.6	Waiver of Right to Partition	B-12
4.7	Transfer of Shares	B-12
4.8	Implied Covenants; No Additional Duties	B-12
4.9	Liabilities; Indemnification	B-13
4.10	Extraordinary Matters	B-14
ARTICLE V	CONTRIBUTIONS BY SHAREHOLDERS	B-15
5.1	Shareholders’ Initial Contributions	B-15
5.2	Funding of Joint Venture Company	B-16
5.3	Conversion to Net Smelter Royalty	B-19
5.4	Return of Contributions	B-19
5.5	Bankruptcy of a Shareholder	B-19
5.6	Continuing Obligations and Liabilities of Shareholders	B-19
5.7	Indemnity by Shareholders for Salu Siwa Liabilities	B-20
ARTICLE VI	BOARD OF DIRECTORS	B-20
6.1	General Responsibility and Authority	B-20
6.2	Matters to be Decided	B-21
6.3	Appointment of Representatives	B-21
6.4	Frequency of Meetings	B-21
6.5	Notice of and Place of Meetings	B-22
6.6	Quorum	B-22
6.7	Adjournment for Lack of Quorum	B-22
6.8	Chairman and Secretary	B-22
6.9	Voting	B-22
6.10	Decision by Written Consent	B-23
6.11	Decisions Binding on Parties	B-23
6.12	Representatives' Expenses	B-23
6.13	Power to Establish Other Rules	B-23
6.14	No Power to Bind	B-23
ARTICLE VII	OPERATOR OF PT MASMINDO	B-23
7.1	Appointment	B-23
7.2	Powers and Duties of Operator	B-24
7.3	Standard of Care	B-26
7.4	Transactions With Affiliates	B-26
7.5	Activities During Deadlock	B-27
ARTICLE VIII	PROGRAMS AND BUDGETS	B-27
8.1	Initial Program and Budget	B-27
8.2	Operations Pursuant to Programs and Budgets	B-27
8.3	Presentation of Programs and Budgets	B-27
8.4	Review and Approval of Proposed Programs and Budgets	B-27
8.5	Deadlock on Proposed Programs and Budgets	B-27
8.6	Budget Overruns; Program Changes	B-28
8.7	Emergency or Unexpected Expenditures	B-28
ARTICLE IX	AUDITS	B-28
9.1	Audits	B-28
ARTICLE X	RESTRICTIONS	B-28
10.1	Area of Interest	B-28
10.2	Right to Acquire Shares	B-29
ARTICLE XI	NO OTHER SHAREHOLDERS	B-30
11.1	No Other Shareholders	B-30
ARTICLE XII	DISTRIBUTIONS	B-30
12.1	Distributions	B-30
ARTICLE XIII	SHAREHOLDER MEETINGS	B-30
13.1	Frequency of, Notice and Place of Meetings	B-30
ARTICLE XIV	TAXATION	B-31
13.2	General	B-31
13.3	Royalties, Production Taxes and Other Payments Based on Production	B-31
ARTICLE XV	ABANDONMENT AND SURRENDER OF PROPERTIES	B-31
14.1	Surrender or Abandonment of Property	B-31
ARTICLE XVI	CONFIDENTIALITY	B-31
15.1	General	B-31
15.2	Exceptions	B-31
15.3	Duration of Confidentiality	B-32
15.4	Press Releases	B-32
ARTICLE XVII	SHAREHOLDER’S INSURANCE	B-32
16.1	Shareholder’s Independent Insurance	B-32
ARTICLE XVIII	DISSOLUTION AND WITHDRAWAL	B-33
16.2	Dissolution	B-33
16.3	Withdrawal from Joint Venture	B-33
16.4	Liquidation and Termination After Dissolution	B-33
16.5	Right to Data After Termination	B-34
16.6	Continuing Authority	B-34
ARTICLE XIX	GENERAL PROVISIONS	B-34
17.1	Notices	B-34
17.2	Interpretation	B-36
17.3	Currency	B-36
17.4	Headings	B-36
17.5	Waiver	B-36
17.6	Modification	B-36
17.7	Force Majeure	B-36
17.8	Governing Law	B-37
17.9	Disputes	B-37
17.10	Rule Against Perpetuities	B-37
17.11	Further Assurances	B-37
17.12	No Third Party Beneficiaries	B-37
17.13	Entire Agreement; Successors and Assigns	B-37
17.14	Counterparts and Facsimile	B-38
EXHIBIT A–	PROPERTY DESCRIPTION AND AREA OF INTEREST	B-40
EXHIBIT B–	NET SMELTER RETURNS PAYMENT	B-41
EXHIBIT C–	INSURANCE	B-42
EXHIBIT D–	INITIAL PROGRAM AND BUDGET	B-43
EXHIBIT E–	AMENDED CONSTATING DOCUMENTS	B-44

Exhibit 10.43

 SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT made as of —, 20•

AMONG:

VISTA GOLD (BARBADOS) CORP., a corporation existing under the laws of Barbados

(“Vista Barbados”)

AND:

PAN ASIA RESOURCES CORP., a corporation existing under the laws of the Cayman Islands

(“Pan Asia”, and together with Vista Barbados,

the “Shareholders”, and each a “Shareholder”)

AND:

SALU SIWA LTD., a corporation existing under the laws of Australia

(“Salu Siwa” and together with the

Shareholders, the “Parties”, and each a “Party”)

WHEREAS:

A.           Vista Barbados is a wholly-owned subsidiary of Vista Gold Corp. (“Vista”).  Vista Barbados owns all of the issued and outstanding shares of Salu Siwa Ltd. (“Salu Siwa”), which in turn owns a 99% interest in PT Masmindo Dwi Area (“PT Masmindo”).  Vista Barbados directly holds a 1% interest in PT Masmindo.  PT Masmindo holds a Seventh Generation Contract of Work in the property comprising the Awak Mas Project in Indonesia (defined below as the “Contract of Work”) as more particularly described in Part I of Exhibit A (defined below as the “Property”);

B.           Pursuant to a letter agreement dated July 2, 2009, as amended by (i) a letter agreement dated October 16, 2009, (ii) a letter agreement dated November 18, 2009, and (iii) a letter agreement dated December 15, 2009 (collectively, the “Letter Agreement”) between Vista and Pan Asia, Vista granted to Pan Asia the option, subject to the terms and conditions set out in the Letter Agreement, to enter into a joint venture arrangement for the purpose of earning a 60% interest in the Property via ownership of 60.6% of the outstanding shares of Salu Siwa (the “Joint Venture”);

C.           Vista Barbados and Pan Asia entered into a Joint Venture Agreement made as of December —, 2009 pursuant to which Vista Barbados granted Pan Asia the option (the “Option”) to earn 60% of the outstanding shares of Salu Siwa subject to and on the terms contained in the Joint Venture Agreement;

D.           Pan Asia has exercised the Option in accordance with the terms of the Joint Venture Agreement; and

Exhibit 10.43

E.           The Parties wish to enter into this Agreement in order to govern the terms of the Joint Venture and the respective rights and obligations of the Shareholders in their capacity as shareholders of Salu Siwa.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1.1 “Acceptance Period” has the meaning ascribed thereto in Section 10.2.

1.2           “Acquired Property” has the meaning ascribed thereto in Section 10.1.

1.3           “Acquiring Shareholder” has the meaning ascribed thereto in Section 10.1.

1.4           “Acquisition Notice” has the meaning ascribed thereto in Section 10.1(a).

1.5           “Affiliate” means any Person which, directly or indirectly, controls, is controlled by, or is under common control with, a Party.  For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

1.6           “Agreement” means this Shareholders’ Agreement, including all amendments and modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

1.7           “Amended Constating Documents” has the meaning ascribed thereto in Section 3.4.

1.8           “Area of Interest” means the area described in Part 2 of Exhibit A.

1.9           “Assets” means the Properties, Products and all other real and personal property, tangible and intangible, held by Salu Siwa.

1.10           “Australian Corporate Law” means the Corporations Act (Australia), 2001.

1.11           “Board” or “Board of Directors” means the board of directors of Salu Siwa.

1.12           “Budget” means a detailed estimate of all costs to be incurred by Salu Siwa with respect to a Program and a schedule of cash advances to be made by the Shareholders with respect to such Program.

1.13           “Business Day” means a day on which chartered banks are open for the transaction of regular business in the cities of Denver, Colorado and Vancouver, British Columbia.

1.14           “Chairman” means the chairman of the Board of Directors.

1.15           “Closing Date” has the meaning ascribed thereto in Section 10.2(d).

1.16           “Confidential Information” means:

(a)	all information, data or other material relating to the Property, any Mine, PT Masmindo or Salu Siwa obtained by either Shareholder, their Affiliates, or their representatives

Exhibit 10.43

(each a “Recipient”), directly or indirectly, whether written, oral or stored in electronic or other form or medium;

(b)
all documents, copies, reproductions, summaries, extracts, notes, interpretations, memoranda, records, studies, forecasts, compilations, checks, evaluations or other data which pertain to, or derive, in whole or in part, from:

(i)	the information, data or other materials described in Section 1.16(a); or

(ii)	any examination of any sample or core extracted from, or any site visit to, the Properties; and

provided that the following shall not constitute “Confidential Information”:

(c)	any information that:

(i)	at any time forms part of the public domain, other than by reason of a Recipient’s failure to comply with the terms hereof;

(ii)	is lawfully obtained by a Recipient from a third party who is, to the best of the knowledge of the Recipient, not under an obligation of confidentiality with respect to such information;

(iii)	the Recipient can demonstrate was in the Recipient’s possession prior to the date the same information is obtained hereunder;

(iv)	the Recipient can demonstrate was ascertained or developed independently by the Recipient without reference to information that would otherwise constitute Confidential Information hereunder; or

(v)
the Recipient is required to report or disclose by law, or pursuant to an order by any court or regulatory authority having jurisdiction, including any stock exchange, provided that the Recipient, will, unless the Recipient is compelled to make the disclosure or would otherwise be subject to censure or penalty (in which case it will disclose only such of the information as is required), give notice to Salu Siwa before any such report or disclosure is made in order to permit Salu Siwa the opportunity to contest or to otherwise restrict such disclosure or reporting.

1.17           “Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Property have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

1.18           “Cover Payment” has the meaning ascribed thereto in Section 5.2(e).

1.19           “Development” means all preparation for the removal and recovery of Products, including the development, construction or installation of a Mine.

1.20           “Director” means a director of the Board.

Exhibit 10.43

1.21           “Disposing Party” has the meaning ascribed thereto in Section · .

1.22           “Effective Date” means the date first written above.

1.23           “Environmental Compliance” means action performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws applicable to the Properties, any Mine or Salu Siwa.

1.24           “Environmental Laws” means laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

1.25           “Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against Salu Siwa, either Shareholder or the Operator, by any Person or entity other than the other Shareholder, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from: (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Property and/or emanating or migrating and/or threatening to emanate or migrate from the Property to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

1.26           “Exploration” means all activities directed toward ascertaining the existence, location, quantity, grade or value of deposits of Minerals.

1.27           “Indemnified Party” has the meaning ascribed thereto in Section 4.9(e).

1.28           “Indemnifying Party” has the meaning ascribed thereto in Section 4.9(e).

1.29           “Indonesian Corporate Law” means • [NTD: Indonesian Counsel to advise]

1.30           “Initial Proportionate Share” means the initial proportion, expressed as a percentage of the outstanding Shares in Salu Siwa, held by each of Vista Barbados and Pan Asia, being 40% and 60%, respectively, as of the Effective Date.

1.31           “Joint Venture” has the meaning ascribed thereto in Recital B to this Agreement.

1.32           “Letter Agreement” has the meaning ascribed thereto in Recital B to this Agreement.

1.33           “Listed Security” has the meaning ascribed thereto in Section •..

Exhibit 10.43

1.34           “Mine” means the workings, plant, facilities, infrastructure and improvements acquired, obtained or constructed in order to bring the Property, or any portion thereof, into production, and to maintain, the commercial production of Products.

1.35           “Minerals” means any minerals, precious or base, metallic or non-metallic, in, on or under the Properties which may lawfully be explored for, mined and sold.

1.36           “Mining” means the mining, extracting, producing, handling, milling or other processing of Products.

1.37           “National Instrument 43-101” means Canadian National Instrument 43-101, Standards of Disclosure for Mineral Projects, as amended from time to time.

1.38	“Net Smelter Returns” means [Note to draft: To be drafted.]

1.39	“Offer Notice” has the meaning ascribed thereto in Section 10.2

1.40           “Operating Year” means a calendar year unless the Board of Directors determines otherwise.

1.41           “Operations” means every kind of work done by, or under the direction of, the Operator on or in respect of the Property pursuant to a Program and Budget approved by the Board of Directors to carry out Exploration, to determine the feasibility of Development of a Mine, and, if approved by a Production Decision, carry out Development of a Mine and to operate the Mine, in each case on behalf of or through PT Masmindo, including, without limitation:

(a)	surveying, mapping, sampling (including bulk or underground sampling), trenching, drilling and exploring (including geochemical and geophysical exploration);

(b)
establishing drill sites, sample/core preparation and sample/core storage areas, pilot plant areas, temporary building areas, lay down areas and constructing such roads, airstrips, and other access as may be necessary to conduct Operations;

(c)	transporting to and installing on the Property, and removing from time to time, buildings, plant, equipment, machinery, tools, appliances, camp facilities, materials and supplies;

(d)	engaging and transporting employees or contractors to work on the Properties;

(e)	supplying food, lodgings and other reasonable needs for any employees or contractors engaged to work on the Property;

(f)	preparing reports, estimates and studies in respect of the Property as the Operator may deem necessary or as are required by terms set out herein;

(g)	removing from the Property reasonable quantities of rock and Minerals and to transport the same for purpose of sampling, testing, metallurgical testing, grading or assaying;

(h)	designing a Mine;

(i)
obtaining all permits, licences, approvals, government authorizations, rights of way and easements necessary in connection with Operations or the Development of a Mine, including environmental permits for tailings and waste disposal;

Exhibit 10.43

(j)
securing all necessary ancillary lands, water rights and uses necessary in connection with Operations or the Development of a Mine, including local community negotiations and land and water purchases from individuals;

(k)	preparing and presenting to the Board of Directors Programs and Budgets and carrying out approved Programs and Budgets;

(l)
purchasing or otherwise acquiring all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances, and obtaining such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and

(m)	caring for and maintaining a Mine during periods in which the Mine is not in operation.

1.42           “Operator” means the Person appointed pursuant to Article VII from time to time as the Operator of PT Masmindo.

1.43           [“Operator’s Fee” means ●.]

1.44           “Pan Asia” means Pan Asia Resources Corp.

1.45           “Parties” means Vista Barbados, Pan Asia, their respective permitted successors and assigns, and Salu Siwa, and “Party” means any one of them.

1.46           “Person” means an individual, corporation, limited liability company, unlimited liability corporation, partnership, limited partnership, joint venture, firm, trust, unincorporated organization, government or any agency or political subdivision thereof, or other entity or form of enterprise.

1.47           “Prime Rate” means the higher of the interest rate quoted as “U.S. Prime” by the Royal Bank of Canada, at its head office, as said rate may change from day to day (which quoted rate may not be the lowest rate at which such bank loans funds) and the benchmark interest rate prescribed by or under Section 109N of the Commonwealth of Australia’s Income Assessment Act 1936 (and any amending legislation).

1.48           “Products” means all Minerals (including concentrates derived therefrom) produced from the Properties.

1.49           “Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Operator:

(a)	over 12 months or such other period as is approved by the Board of Directors;

(b)	up to an aggregate amount of expenditures as is approved by the Board of Directors; or

(c)	to achieve technical milestones approved by the Board of Directors.

1.50           “Property” means those interests in mineral properties or PT Masmindo described in Part 1 of Exhibit A.

1.51           “Proportionate Share” has the meaning ascribed thereto in Section 5.2.

Exhibit 10.43

1.52           “Recipient” has the meaning ascribed thereto in Section 1.17. [Note to draft: incorrect.]

1.53           “Representatives” has the meaning ascribed thereto in Section 6.3.

1.54           “Right of First Refusal” has the meaning ascribed thereto in Section 10.2(a).

1.55           “Shareholder” and “Shareholders” means Vista Barbados and Pan Asia, and any other Person who acquires Shares in accordance with the terms of this Agreement.

1.56           “Shares” means the ordinary shares in the capital of Salu Siwa with full voting rights and, where the context permits, includes: (a) any securities into which such ordinary shares may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed; (b) any securities of Salu Siwa or of any other Person received by the holders of such ordinary shares as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving Salu Siwa; and (c) any security, other instrument or right that is exercisable, exchangeable or convertible into, or evidences the right to acquire, any ordinary shares or other securities of Salu Siwa.

1.57           “Straight-Line Dilution” has the meaning ascribed thereto in Section 5.2(d).

1.58           “Tracking Account” has the meaning ascribed thereto in Section 5.2(a).

1.59           “Transfer” means: (i) any transfer, sale, assignment, exchange, gift, donation or other disposition thereof whereby possession, legal title, direct ownership or the economic risk or return associated therewith passes directly or indirectly from one Person to another or to the same Person in a different legal capacity, whether or not for value, whether or not voluntary and however occurring; or (ii) any agreement, undertaking or commitment to effect any of the foregoing, but for greater certainty does not include the pledge by a Shareholder of its Shares to a creditor as security pursuant to a bona fide loan or similar agreement entered into by the Shareholder or any of its Affiliates.

1.60           “Vista Barbados” means Vista Gold (Barbados) Corp.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; TITLE TO PROPERTIES

2.1	Capacity of Shareholders

 – As of the Effective Date, each of the Shareholders represents and warrants as follows:

(a)
it is a corporation, duly organized and existing and in good standing in its respective jurisdiction of incorporation, and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)
it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)	it will not breach any agreement, arrangement or its constating documents by entering into or performing this Agreement;

(d)	this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; and

Exhibit 10.43

(e)
this Agreement is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of a court.

ARTICLE III

NAME, PURPOSES AND TERM

3.1	General

 – The Shareholders agree that all of their rights with respect to Salu Siwa, PT Masmindo and all of the Operations shall be subject to and governed by this Agreement.  To the fullest extent permitted by Australian Corporate Law, this Agreement shall control as to any conflict between this Agreement and Australian Corporate Law or as to any matter provided for in this Agreement that is also provided for under Australian Corporate Law.

3.2	Effective Date and Term

 – The Effective Date of this Agreement shall be the date first recited above.  The Joint Venture and this Agreement shall continue from the Effective Date and for so long thereafter until all Operations have ceased, all materials, supplies, equipment and infrastructure have been salvaged and disposed of, and any required Environmental Compliance is completed and accepted, unless the Joint Venture and this Agreement are earlier terminated, pursuant to Section 18.1.

3.3	Registered Agent; Offices

 – The registered office and registered agent of Salu Siwa shall be as set forth in Salu Siwa’s Organisational Extract, provided that at all times the registered office and registered agent are located in [location].  The Operator may from time to time request from the Shareholders that the Shareholders designate a successor registered office and registered agent and may request that the Shareholders amend the Organisational Extract of Salu Siwa to reflect any such change provided, however, that any such successor registered office or registered agent shall be in [location].  The location of the principal place of business of Salu Siwa shall be at such location as the Operator shall from time to time select; provided, however, that such principal place of business shall be in [location].  [NTD:  PWC to provide guidance re desired location Tax advisors to be consulted]

3.4	Constating Documents

 – Immediately prior to the Effective Date, Vista Barbados shall have caused Salu Siwa to adopt, and Salu Siwa shall have adopted, any necessary amendments to the existing constating documents of Salu Siwa so that following such amendments, the constating documents are in the form as set out in Exhibit F (the “Amended Constating Documents”), and both Vista Barbados and Salu Siwa shall have taken and have caused to be taken all such steps, corporate, regulatory or otherwise, as necessary in order for the Amended Constating Documents to be the constating documents of Salu Siwa immediately prior to the Effective Date.  The Parties acknowledge and agree that not all of the terms contained in this Agreement relating to the relationship, rights and obligations of the Shareholders and the relationship, rights and obligations of the Shareholders vis-à-vis Salu Siwa will be expressly provided for in the Amended Constating Documents of Salu Siwa, and the Parties agree that where the Amended Constating Documents are silent as to any matter, the provisions of this Agreement shall apply to, govern and prevail over such matter.  In the event of a conflict between the provisions of this Agreement and the provisions of the Amended Constating Documents, each Shareholder covenants and agrees at all times to:

Exhibit 10.43

cause its Representatives on the Board of Directors to vote or take all steps;

(a)	to vote, or cause to be voted, the Shares held or controlled by it;

(b)	to otherwise exercise its rights as a shareholder of Salu Siwa; and

(c)	to take all other steps,

as may reasonably be required under Australian Corporate Law and the Amended Constating Documents to amend the Amended Constating Documents to resolve such conflict so that the provisions of this Agreement will, to the extent permitted by Australian Corporate Law, at all times prevail.

3.5	Agreement to be Bound

 –  Each Shareholder agrees to take all such steps as may reasonably be within such Shareholder’s power, so as to comply with and act, and to cause its Affiliates and Salu Siwa to comply with and act, in a manner contemplated by the provisions of this Agreement and so as to give effect to the terms, intent and meaning of this Agreement and shall cause its Representatives on the Board of Directors to act accordingly and, if one or more of such Representatives fails to act accordingly, each Shareholder shall forthwith take such steps as may be within such Shareholder’s power to immediately remove the non-complying Representative(s) from such position.

3.6	Approval of Certain Matters

 – Within 48 hours of the Effective Date, the Shareholders shall approve, among other things, the following matters, in compliance with Salu Siwa’s Amended Constating Documents and Australian Corporate Law:

(a)           appointing the following new Directors and alternate Directors of Salu Siwa:

●, ●;

(b)           removing all existing powers of attorney; and

(c)	the issuance of sufficient shares in Salu Siwa such that 60.6% of the issued share capital in Salu Siwa is owned by Pan Asia.

ARTICLE IV

RELATIONSHIP OF SHAREHOLDERS

4.1	No Partnership

 – Nothing herein contained shall be construed as creating a partnership of any kind or as imposing upon any Shareholder any partnership duty, obligation or liability to any other Shareholder hereto.  Except pursuant to the authority expressly granted in Article VII or elsewhere herein or as otherwise agreed in writing by the Shareholders, neither Shareholder shall have any authority to act for Salu Siwa, PT Masmindo or another Shareholder or to assume any obligation or responsibility on behalf of Salu Siwa or the other Shareholder solely by virtue of being a Shareholder.  Any Shareholder that takes any action or binds Salu Siwa in violation of this Section 4.1 shall be solely responsible for any loss and expense incurred by Salu Siwa or the other Shareholder as a result of the unauthorized action and shall indemnify and hold Salu Siwa and such other Shareholder harmless with respect to the loss or expense pursuant to Section 4.9(c)of this Agreement.

Exhibit 10.43

No Holding Out

 – No Shareholder shall, except when required by this Agreement or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other Shareholder for any purpose related to the Property or Salu Siwa.

4.2	No Fiduciary Duty

 – Nothing contained in this Agreement shall be construed as imposing any fiduciary duty to Salu Siwa, PT Masmindo or to any Shareholder on any other Shareholder (in its capacity as a Shareholder of Salu Siwa).

4.3	Tax Returns

 – The Operator shall prepare and shall file, after approval by the Board of Directors, any tax returns, elections, designations or other tax forms required for Salu Siwa.

4.4	Other Business Opportunities

 – Except as expressly provided in this Agreement, each Shareholder and the Operator shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Shareholder or the Operator, and, except as otherwise provided in Article X, neither Shareholder nor the Operator shall have any obligation to any Shareholder with respect to any opportunity to acquire any property within the Area of Interest.  Unless otherwise agreed in writing, no Shareholder nor the Operator shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by the Operator or any Shareholder.

4.5	Waiver of Right to Partition

 – The Shareholders hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by law, except in the event that such rights are created by the insolvency or dissolution of Salu Siwa.

4.6	Transfer of Shares

 – Except as permitted by Section 10.2 of this Agreement, neither Shareholder shall Transfer all or any part of its Shares.

4.7	Implied Covenants; No Additional Duties

 – There are no implied covenants contained in this Agreement other than those contractual covenants of good faith and fair dealing.  The Operator shall not have any fiduciary or other duties to Salu Siwa except as specifically provided by this Agreement.  The Operator shall not be liable to Salu Siwa for any duties not expressly provided for under this Agreement, liability for which is expressly excluded.  Notwithstanding any contrary provision of this Agreement, in carrying out any duties hereunder, the Operator and Shareholders shall not be liable to Salu Siwa nor to any Shareholder for breach of any duty for the Operator’s or any such Shareholder’s good faith reliance on the provisions of this Agreement, the records of Salu Siwa, any information, opinions, reports or statements presented by any other Shareholder, Operator, officer or employee of Salu Siwa, the Board of Directors, or any committee of

Exhibit 10.43

Salu Siwa, or by any other Person as to matters such Shareholder or the Operator reasonably believes are within such other Person’s professional or expert competence.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Australian Corporate Law.

4.8	Liabilities; Indemnification

(a)
No Shareholder or Operator shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of Salu Siwa, whether such liability or obligation arises in contract, tort or otherwise, solely by reason of being a Shareholder or Operator.

(b)
Salu Siwa shall indemnify, defend and hold harmless each Shareholder (in its capacity as a shareholder), and their respective directors, officers, employees, agents and attorneys, from and against any and all third party losses, claims, damages and liabilities arising out of or relating to:

(i)	Salu Siwa, PT Masmindo or the Operations, including without limitation Environmental Liabilities and Continuing Obligations;

(ii)
any Property assigned to a Shareholder as an objecting Shareholder pursuant to Section 15.1, but only to the extent arising out of or relating to Operations, including without limitation Environmental Liabilities and Continuing Obligations, conducted prior to the date of such assignment; and

(iii)	any reimbursements by one Shareholder to the other Shareholder or Operator of any of the foregoing pursuant to Section 5.7,

except in any case of clauses (i) through (iii) above to the extent such losses, claims, damages or liabilities arise out of or result from any conduct described in any of clauses (i) through (iii) of Section 4.9(c) below.

(c)
Subject to Section 4.9(d), each Shareholder shall indemnify, defend and hold harmless Salu Siwa, the other Shareholder, and such other Shareholder’s directors, officers, employees, agents and attorneys, from and against any and all losses, claims, damages and liabilities arising out of or relating to:

(i)
any unauthorized act or any assumption of liability by the indemnifying Shareholder (including in its capacity as an Operator), or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of Salu Siwa or the other Shareholder, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Shareholders;

(ii)	any misrepresentation or inaccuracy in any of such Shareholder’s representations or warranties set forth in this Agreement; or

(iii)
any breach by such Shareholder of any covenant contained in this Agreement caused by or attributable to such Shareholder’s willful misconduct or gross negligence, including in its capacity as an Operator.

Exhibit 10.43

(iv)
NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PERSON OR ENTITY OTHER THAN A SHAREHOLDER SHALL HAVE THE RIGHT TO ENFORCE ANY REPRESENTATION OR WARRANTY OF A SHAREHOLDER HEREUNDER, OR ANY OBLIGATION OF A SHAREHOLDER TO CONTRIBUTE CAPITAL HEREUNDER, TO FUND CONTINUING OBLIGATIONS, TO REIMBURSE OR INDEMNIFY ANY OTHER SHAREHOLDER HEREUNDER, AND SPECIFICALLY NEITHER SALU SIWA NOR ANY LENDER OR OTHER THIRD PARTY SHALL HAVE ANY SUCH RIGHTS, IT BEING EXPRESSLY UNDERSTOOD THAT THE REPRESENTATIONS AND WARRANTIES, AND THE CONTRIBUTION, REIMBURSEMENT AND INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLES IV and V SHALL BE ENFORCEABLE ONLY BY A SHAREHOLDER AGAINST ANOTHER SHAREHOLDER (WHICH, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ARE IN ALL SUCH CASES FOR THE BENEFIT OF THE SHAREHOLDERS).  FOR THE AVOIDANCE OF DOUBT, SALU SIWA SHALL BE BOUND BY ARTICLES IV and V, BUT SHALL HAVE NO RIGHT TO ENFORCE THOSE PROVISIONS AGAINST A SHAREHOLDER, SUCH RIGHTS BEING EXCLUSIVELY VESTED IN THE SHAREHOLDERS.

(d)
If any claim or demand is asserted against an indemnified party under this Section 4.9 (an “Indemnified Party”) in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Party responsible hereunder for indemnification (the “Indemnifying Party”).  The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within 30 days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party’s expense and with competent and experienced counsel of the Indemnified Party’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Party’s expense, employment of competent and experienced counsel of the Indemnifying Party’s choice.  Any losses, claims, damages or liabilities of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the losses, claims, damages and liabilities for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.  Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which have arisen out of the indemnified claim or demand.

4.9	Extraordinary Matters

(a)
Salu Siwa may not make a decision about, take action on or implement any of the following without the approval of the Shareholders (or Shareholder, as the case may be) holding at least 75% of the Shares in the aggregate, in addition to any Board of Directors or other approval required under Australian Corporate Law:

Exhibit 10.43

(b)	amending or revoking the Amended Constating Documents in whole or in part or enacting any additional by-law, except to resolve any conflict in favour of this Agreement;

(i)
increasing or reducing the authorized capital of Salu Siwa or increasing or reducing the issued capital of Salu Siwa by way of share split, share consolidation, conversion or exchange of securities or similar transaction;

(ii)	amalgamating, merging or entering into an arrangement or other reorganization involving Salu Siwa;

(iii)	purchasing, redeeming or acquiring any Shares or other securities of Salu Siwa, except as expressly contemplated in this Agreement;

(iv)	requiring or permitting any additional capital contribution by a Shareholder except as expressly provided for herein; or

(v)	allotting, reserving, setting aside or issuing any Shares, except as expressly provided for herein;

(vi)
determining the subscription price for Shares issued otherwise than in connection with a capital contribution or cash call contemplated in Section 5.2, and/or the value of any non-cash consideration contributed by a Shareholder;

(vii)	creating, assuming or incurring any debt (other than capital leases or trade payables arising in the ordinary course of business) of Salu Siwa exceeding $[—];

(viii)	entering into any loan arrangement with a Shareholder;

(ix)	making any loan to any Person or guaranteeing the obligations of any Person; or

(x)	entering into any contract or other transaction with any Person who is not at arm’s length to Salu Siwa or the Shareholders, except as expressly provided for herein; and

(c)
Shareholders have 10 Business Days to give or decline any approval needed under Section 4.10(a) from the date such approval is requested in writing.  If a Shareholder fails to respond within the specified time period to a written request for an approval needed under Section 4.10(a), that Shareholder shall be deemed to have given the approval requested and shall take, or cause to be taken, all steps required under Australian Corporate Law and the Amended Constating Documents, as may be necessary to give effect to these resolutions, including, but not limited to, attending a Shareholders’ meeting and voting in favour of the resolution or resolutions in respect of which approval was sought by the other Shareholder.

ARTICLE V

CONTRIBUTIONS BY SHAREHOLDERS

5.1	Shareholders’ Initial Contributions

Exhibit 10.43

5.2	– On the Effective Date, the Parties shall be deemed to have made the following contributions to their respective Tracking Account and to respectively have the following Proportionate Share:

	Deemed Contribution	Proportionate Share
Pan Asia	$6,000,000	60%
Vista Barbados	$4,000,000	40%

5.3	Funding of Joint Venture Company

(a)
The Operator shall create and maintain a funding tracking account (the “Tracking Account”) for each of the Shareholders.  The total initial amount to be recorded in Vista Barbados’ Tracking Account shall be $4,000,000 and the total initial amount to be recorded in Pan Asia’s Tracking Account shall be $6,000,000.

For greater certainty, the Tracking Accounts are intended to track the actual and deemed capital contributions of the Shareholders for determining each Shareholder’s Proportionate Share and is separate from the capital of Salu Siwa for Australian Corporate Law purposes [Note to draft: Aus counsel to review.].  Each Shareholder’s Tracking Account shall be credited with any further capital contributions made by such Party as set out in this Section 5.2.

(b)
Each Shareholder shall fund its Proportionate Share of all costs, expenses and liabilities incurred by Salu Siwa through subscriptions for treasury Shares (at the same par share price), which Proportionate Share, from time to time, shall be determined as follows:

“Proportionate Share” at any time (subject to adjustment for Double Dilution below) means:

(i)	the total amount of the Shareholder’s then Tracking Account, divided by:

(ii)	the total amount of the then Tracking Accounts of both Shareholders.

Each time a Shareholder funds costs, expenses and liabilities incurred by Salu Siwa, such amount shall be credited to the Shareholder’s Tracking Account.  For the purposes of Australian Corporate Law, if a Shareholder contributes funds pursuant to this Section 5.2(b), the Parties shall cause to be issued to such funding Shareholder the number of additional Shares as is necessary so that the Shareholders’ respective Shareholdings in Salu Siwa reflect their then Proportionate Share.

(c)
Promptly following approval of a Program and Budget, the Operator shall prepare and provide to the Board of Directors for consideration and approval a proposed schedule of the monthly cash calls the Operator anticipates making over the course of that Program and Budget.  On the basis of each approved Program and Budget, the Operator shall submit prior to the last day of each month a cash call billing to Shareholders for estimated cash requirements of Salu Siwa for the next month.  Within 30 days after receipt of each billing, each Shareholder shall advance its Proportionate Share of such cash requirements.  The Operator shall record all funds received by Salu Siwa pursuant to such cash advances.  The Operator may issue cash calls in order to maintain a cash balance in Salu Siwa approximately equal to the reasonably expected rate of Salu Siwa’s

Exhibit 10.43

(d)
expenditures under an approved Program and Budget for a maximum of 30 days.  All funds in excess of immediate cash requirements received by Salu Siwa pursuant to cash calls shall be invested by the Operator for the benefit of Salu Siwa in cash management accounts and investments selected at the discretion of the Operator, which accounts may include, but are not limited to, money market investments and money market funds.

(e)
Notwithstanding the above, within 20 days of approval of a Program and Budget by the Board of Directors, each Shareholder will have the opportunity to elect to contribute its Proportionate Share, a lesser amount or no amount to such Program and Budget.  Failure of a Shareholder to provide an election to the Operator within such 20 day period shall be deemed to be an election to fund its Proportionate Share.  In the event that a Shareholder notifies the Operator that it elects not to fund its Proportionate Share (whether less than its Proportionate Share or none at all) of a Program and Budget within such 20 days of the Board of Directors approving such Program and Budget, the other Shareholder will have the right, but not the obligation, to fund all or part of the unpaid portion of the advance by increasing its contribution or subscription, as the case may be, such that it results in straight-line dilution (“Straight-Line Dilution”) of the Shareholder not funding (as reflected by the Shareholders’ Tracking Accounts after such funding is credited) in accordance with the following formula:

Y% =	100 x	A1 + A2
B1 + B2 +A2
Where:

Y	=	the non-funding Shareholder’s Proportionate Share (expressed as a percentage);
A1	=	the amount of the non-funding Shareholder’s Tracking Account immediately before the first cash call of the Program and Budget at issue;
A2	=	the non-funding Shareholder’s contribution, if any, to all cash calls for the Program and Budget at issue;
B1	=	the total of the Tracking Accounts of both Shareholders immediately before the first cash call of the Program and Budget at issue; and
B2	=	the funding Shareholder’s contribution, if any, to all cash calls for the Program and Budget at issue.
In the event a Shareholder suffers a reduction in its Proportionate Share pursuant to the above Straight-Line Dilution formula, the other Shareholder’s Proportionate Share will be correspondingly increased by the amount of the reduction.

If the other Shareholder does not wish to fund the elected shortfall, the Program and Budget may be sent back to the Board of Directors for amendment and re-approval.

(f)
In the event that a Shareholder fails to advance cash to fund a cash call billing submitted by the Operator pursuant to Section 5.2(c), in accordance with its election under Section 5.2(d), the other Shareholder will have the right, but not the obligation, to fund all or part of the unpaid portion of the advance by making a demand loan to the non

Exhibit 10.43

(g)
funding Shareholder at an annual rate of interest equal to the U.S. Prime Rate (a “Cover Payment”).  Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the Prime Rate.  If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments.  The failure to repay such loan upon demand shall be a default.  All funding will be funded as subscriptions for treasury Shares and not contributed surplus.

(h)
In the event that a Shareholder fails to advance cash to fund a cash call billing submitted by the Operator pursuant to Section 5.2(c), in accordance with its election under Section 5.2(d) and no Cover Payment is made or the non-funding Party fails to pay such Cover Payment loan upon demand pursuant to Section 5.2(e), the non-funding Shareholder shall be in default and, as liquidated damages and the exclusive remedy for such default, the funding Shareholder shall be entitled to cause the non-funding Shareholder’s Proportionate Share to be diluted (and to be so reflected in the non-funding Shareholders’ Tracking Account) at a rate which is double that of Straight-Line Dilution (“Double Dilution”) in accordance with the following formula.  The amount of any Cover Payment and interest not paid upon demand shall be included as an amount advanced by the funding Shareholder (and not the non-funding Shareholder):

Y% =	100 x	A1 + A2
B1 + 2 (B2) +A2
Where:

Y	=	the non-funding Shareholder’s Proportionate Share (expressed as a percentage);
A1	=	the amount of the non-funding Shareholder’s Tracking Account immediately before the first cash call of the Program and Budget at issue;
A2	=	the non-funding Shareholder’s contribution, if any, to all cash calls for the Program and Budget at issue;
B1	=	the total of the Tracking Accounts of both Shareholders immediately before the first cash call of the Program and Budget at issue; and
B2	=	the funding Shareholder’s contribution, if any, to all cash calls for the Program and Budget at issue.
In the event a Shareholder suffers a reduction in its Proportionate Share pursuant to the above Double Dilution formula, the other Shareholder's Proportionate Share shall be correspondingly increased by the amount of the reduction.  In order that the Shareholders’ Tracking Accounts will reflect the new Proportionate Shares, the non-funding Shareholder’s Tracking Account will be credited with the amount equal to A2 above and the funding Party’s Tracking Account will be credited with the amount equal to 2 times B2 above.  Double Dilution shall be effective as of the date of the default giving rise to such Double Dilution.

(i)	From time to time, in the event of either Straight-Line Dilution or Double Dilution pursuant to this Section 5.2, Salu Siwa will either: (a) issue for nominal consideration,

Exhibit 10.43

(j)
such number of Shares to a funding Shareholder as is necessary so that the Shareholders’ respective Shareholdings in Salu Siwa reflect their then Proportionate Share; or (b) accept for surrender, and the non-funding Shareholders shall surrender to Salu Siwa, such number of Shares held by the non-funding Shareholder as is necessary so that the Shareholders’ respective Shareholdings in Salu Siwa reflect their then Proportionate Share following such Straight-Line Dilution or Double Dilution.

(k)	For greater certainty, in the event of either Straight-Line Dilution or Double Dilution the non-funding Party’s dilution extinguishes any debt associated with their failure to fund.

5.4	Conversion to Net Smelter Royalty

– If at any time, a Shareholder’s Proportionate Share is less than 10 percent, that Shareholder shall forthwith surrender, free and clear of all liens and encumbrances, all of its Shares for cancellation and such Shareholder shall have no further rights, interests or obligations in respect of Salu Siwa, its assets or the Property, except that as a refund Salu Siwa shall promptly enter into an agreement with such Shareholder pursuant to which such Shareholder shall receive, at the election of the receiving Shareholder, (i) a 10% carried interest in the Property, or (ii) within 60 days of the end of each calendar quarter during which the commercial production of Minerals occurs from a Property, a cash payment equal to 1.5% of Net Smelter Returns in accordance with Exhibit B.

Upon a Shareholder surrendering its Shares pursuant to this Section 5.3, such Shareholder shall cause its Representatives to the Board of Directors to immediately resign.

5.5	Return of Contributions

 – No Shareholder shall be entitled to the return of any part of its capital contributions from Salu Siwa or to be paid interest in respect of such capital contributions, except as determined by the Board of Directors.  No unrepaid capital contribution shall constitute a liability of Salu Siwa, PT Masmindo, the Operator or any Shareholder.  A Shareholder is not required to contribute or to lend cash or property to Salu Siwa to enable Salu Siwa to return any Shareholder’s capital contributions.  The provisions of this Section 5.4 shall not limit a Shareholder’s rights or obligations under Article XVIII.

5.6	Bankruptcy of a Shareholder

 – A Shareholder shall cease to have any power as a Shareholder or Operator or to exercise any voting rights under its Shares or rights of approval hereunder upon the bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of such Shareholder, provided that such Shareholder shall continue to be liable for all obligations of the Shareholder under this Agreement.  The foregoing shall continue to apply to any of the Shareholder’s successors as a result of such bankruptcy, insolvency, dissolution or assignment for the benefit of creditors.  In such event, the Shareholder shall cause its Representatives on the Board of Directors to immediately resign or be removed and such Shareholder (and any successor holding such Shareholder’s Shares) shall cease to have a right to vote on the Board of Directors and to nominate any director to the Board.

5.7	Continuing Obligations and Liabilities of Shareholders

 – On dissolution of Salu Siwa under Article XVIII of this Agreement, each Shareholder shall remain liable for its respective Proportionate Share of liabilities to third parties (whether such arises before or after such dissolution), including Environmental Liabilities and Continuing Obligations, for which Shareholders or former Shareholders are determined to be personally liable under Australian Corporate

Exhibit 10.43

Law or any other applicable law.  Further, and notwithstanding anything to the contrary herein, any withdrawal or deemed withdrawal of a Shareholder pursuant to Article XVIII or Section 5.3, any Transfer by such Shareholder of all or any portion of its Shares, or any reduction of a Shareholder’s Proportionate Share shall not relieve such Shareholder of its share of any such liability accruing before such resignation, Transfer or reduction.  In the event of the withdrawal or deemed withdrawal of a Shareholder pursuant to Article XVIII of this Agreement, the resigning Shareholder’s share of such liabilities shall be equal to its Proportionate Share at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration under Section 5.2 and 5.3 (or, as to liabilities arising prior to the Effective Date, its initial Proportionate Share).

5.8	Indemnity by Shareholders for Salu Siwa Liabilities

 – To the extent either or both Shareholders (in their capacity as shareholders) are finally determined to be personally liable for any third party losses, claims, damages and liabilities arising out of or relating to: (i) Salu Siwa, PT Masmindo or the Operations, including without limitation Environmental Liabilities and Continuing Obligations, incurred by such other Shareholder; or (ii) any Property assigned to the other Shareholder as an objecting Shareholder pursuant to Section 15.1, but only to the extent in the case of this Section 5.7 arising out of or relating to Operations, including without limitation Environmental Liabilities and Continuing Obligations, conducted prior to the date of such assignment, such Shareholder(s) shall first seek indemnity from Salu Siwa pursuant to Section 4.9(b) and only to the extent Salu Siwa does not have assets sufficient to cover such indemnity or is otherwise unable to meet its obligations thereunder, each Shareholder shall be liable to the other Shareholder to reimburse and pay to such other Shareholder its respective share of the third party losses, claims, damages and liabilities, such respective share to be based on each Shareholder’s Proportionate Share.  The reimbursement obligation of a Shareholder under this Section 5.7 shall apply whether or not any such losses, claims, damages or liabilities accrue before or after the withdrawal or deemed withdrawal of such Shareholder, the Transfer by such Shareholder of all or any portion of its Shares, the dissolution or liquidation of Salu Siwa or PT Masmindo, or any reduction of such Shareholder’s Proportionate Share, but shall not apply to the extent the Shareholder is indemnified by Salu Siwa pursuant to Section 4.9(b), or to the extent such losses, claims, damages and liabilities arise out of conduct of the Shareholder requesting reimbursement described in any of clauses (i) through (iii) of Section 4.9(b).  For purposes of this Section 5.7, each Shareholder’s share of such liability shall be equal to its Proportionate Share at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration under Section 5.2 and 5.3 (or, as to liabilities arising prior to the Effective Date, its initial Proportionate Share).  Notwithstanding the foregoing, the provisions of this Section 5.7 shall not be construed as a waiver or reduction of the limitations of liability under Australian Corporate Law or other applicable law of the liability of a Shareholder or the Operator for Salu Siwa’s obligations.

ARTICLE VI

BOARD OF DIRECTORS

6.1	General Responsibility and Authority

 – Subject to the terms and conditions set forth in this Agreement, the Board of Directors shall have the general responsibility and authority for the management of the affairs of Salu Siwa.  Without limiting the generality of the foregoing, the Board of Directors will:

(a)
establish objectives, policies and strategies relating to the Joint Venture and its Operations, it being agreed that the Operator shall be responsible for the supervision and carrying out of such objectives, policies and strategies;

Exhibit 10.43

(b)
receive and consider proposed Programs and Budgets submitted to it by the Operator and to approve the same, with or without such amendments, additions, deletions and/or changes thereto as the Board of Directors may consider advisable;

(c)
review ongoing Programs and Budgets, notwithstanding the prior approval thereof by the Board of Directors, and amend or change such ongoing Programs and Budgets as it considers advisable; provided that the Operator shall have no power to increase the amount of moneys to be expended upon any Program or Budget unless the Board of Directors confirms that the increased amount may be expended as contemplated within the period of such Program and Budget and only with the prior written approval of each of the Shareholders; and

(d)	review and consider data collected and reports produced by the Operator in connection with Operations.

6.2	Matters to be Decided

 – The following matters shall be brought before the Board of Directors for approval:

(a)	annual Programs and Budgets in respect of the Properties proposed by the Operator;

(b)	any matter relating to the initiation, defence or settlement of court proceedings involving Salu Siwa, PT Masmindo or the Property; and

(c)	[Note to draft: Vista and Pan Asia to confirm other matters that must be approved by the Board]

6.3	Appointment of Representatives

 – Each Shareholder shall appoint two nominees (“Representatives”) and up to two alternate Representatives to the Board of Directors.  Alternate Representatives may attend all meetings and an alternate Representative may act for any of a Shareholder’s Representatives in his or her absence.  Each Shareholder may replace its Representatives or alternative Representatives by written notice to the other Shareholder and a resolution removing the Shareholder’s Representatives or alternative Representatives and appointing the Shareholder’s new Representatives or alternative Representatives, as the case may be, will be adopted at the next Shareholders’ meeting.

If a Shareholder Transfers all of its Shares under this Agreement (except to an Affiliate), the Representatives appointed by such Shareholder must resign or be removed (by vote of the Shareholders immediately prior to the Transfer) in accordance with the requirements of Australian Corporate Law.  The new holder of the Shares will be entitled to the same rights to nominate Representatives as the transferring Shareholder had prior to such Transfer.

6.4	Frequency of Meetings

 – The Board of Directors shall meet at least once each calendar quarter either on dates fixed at an earlier meeting or as called by the Chairman; provided that up to three of the quarterly meetings per year may be cancelled if each of the Representatives consents to each such cancellation.  If any event occurs between quarterly Board meetings and deferring discussion of the matter to the next Board meeting is not reasonable in the circumstances, a Representative may request the Chairman to call a meeting and the Chairman shall, within 15 days of being requested, call a meeting.  Notwithstanding the foregoing, the

Exhibit 10.43

requirement to hold any meeting may be dispensed with by consent of a Representative of each Shareholder.  At least five days prior to calling a meeting, the Operator shall circulate a draft agenda to each Representative.  A Representative shall be entitled to have items added to the agenda upon delivering notice to the Chairman within two days of receiving the draft agenda.  Otherwise, following the calling of a Board meeting, no item shall be added to the agenda nor dealt with at the Board meeting unless emergency items are brought forward by the Chairman, having given as much advance notice as reasonably possible or unless a Representative from each Shareholder is present and agrees to the addition.

6.5	Notice of and Place of Meetings

 – The Chairman shall give notice, specifying the time and place of, and the agenda for, each meeting of the Board of Directors, to all Representatives at least five days before the time appointed for the meeting.  Notice of a meeting shall not be required if a Representative of each Shareholder is present, waives notice and agrees upon the agenda.  The Board of Directors shall meet in a mutually agreeable place, and failing agreement, at Salu Siwa’s principal office in [location].  Meetings of the Board of Directors may be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting; provided, however, that all resolutions passed at any such meeting are unanimous and subsequently confirmed in writing.  [Note to draft: To be considered by tax advisors]

6.6	Quorum

 – A quorum for any meeting of the Board of Directors shall consist of at least [one] Representative of each Shareholder present in person or by telephone.  Subject to Section 6.5, if a quorum is present at the commencement of the meeting, the Board of Directors shall be competent to exercise all of the authorities, powers and discretion bestowed upon it.

6.7	Adjournment for Lack of Quorum

 – No business shall be transacted at any meeting of the Board of Directors unless a quorum is present.  If a quorum is not present within half an hour from the time appointed for a meeting, the meeting shall, at the election of those Representatives who are present be dissolved or be adjourned to the same place but on a date and at a time to be fixed by the Chairman before the adjournment of the meeting, which shall be not less than 14 days following the original date for which the meeting was called.  Notice of the adjourned meeting shall be given by the Chairman to all Representatives forthwith after the adjournment of the meeting.  If a quorum is not present at the adjourned meeting within half an hour from the time appointed, the Representative or Representatives present and entitled to attend and vote at the meeting, shall constitute a quorum.

6.8	Chairman and Secretary

 – [Any Shareholder with greater than 50% of the Shares, shall be entitled to have one of its Representatives appointed as the Chairman of the Board of Directors.]  The Chairman shall be entitled to appoint the secretary for the meeting.  The secretary of the meeting shall prepare minutes of that meeting and circulate copies thereof to each Representative within ten Business Days after the meeting.  The minutes, when signed by all Representatives, shall be the official record of the decision made by the Board of Directors and shall be binding on the Operator and the Shareholders.

6.9	Voting

Exhibit 10.43

6.10
 – The Board of Directors shall decide every question submitted to it by a vote, with the Representatives of each Shareholder being entitled to cast (in the aggregate) that number of votes which is equal to such Shareholder’s respective Proportionate Share at the time of the vote.  [Note to draft:  Does this work under Aus corporate law?]

The Chairman will not be entitled to a casting vote.

The Board of Directors shall make decisions by simple majority, subject to the following:

(a)
approval of annual operating Budgets, expenditures for unbudgeted individual line items exceeding $200,000 and contracts exceeding an annual expenditure of $500,000, shall require approval by the Board of Directors by Representatives of Shareholders holding at least 75% of the Shares; and

(b)	[Note to draft: Consider adding further items.]

6.11	Decision by Written Consent

 – Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting and without prior notice if the action is evidenced by a written consent describing the action taken, signed by all of the Representatives.  Action taken under this Section 6.10 shall be effective upon the signing by all Representatives of the consent, unless the consent specifies a different effective date.

6.12	Decisions Binding on Parties

 – Subject to this Agreement, decisions of the Board of Directors made in accordance with this Article VI shall be binding upon all of the Shareholders.

6.13	Representatives' Expenses

 – Each Shareholder shall bear the expenses incurred by its Representatives in attending meetings of the Board of Directors.  If personnel employed in operations, and not then a Representative, are required to attend a meeting of the Board of Directors, reasonable costs incurred in connection with such attendance shall be a cost to Salu Siwa.

6.14	Power to Establish Other Rules

 – The Board of Directors may, by agreement of all Representatives, establish such other rules of procedure, not inconsistent with this Agreement or with Australian Corporate Law, as the Board of Directors deems fit.

6.15	No Power to Bind

 – Except as set forth in this Agreement, no Representative (including the Chairman) shall have the power to bind Salu Siwa.

ARTICLE VII

OPERATOR OF PT MASMINDO

7.1	Appointment

Exhibit 10.43

7.2
 – The Shareholders hereby appoint Pan Asia as the Operator of PT Masmindo with overall management responsibility for Operations.  Pan Asia hereby agrees to serve until it resigns as provided in •.  Pan Asia further agrees to discharge its duties through its representatives to the Board of Directors and through its representatives to the board of directors of PT Masmindo, unless otherwise agreed to in writing by the Parties.

7.3	Powers and Duties of Operator

 – Subject to the terms and provisions of this Agreement, the Operator shall have the following powers and duties which shall be discharged in accordance with adopted Programs and Budgets:

(a)	The Operator shall manage, direct and control Operations.

(b)
The Operator shall implement the decisions of the Board of Directors, shall make from Salu Siwa’s funds [Note to draft: tax advisors to consider] all expenditures necessary to carry out adopted Programs, and shall promptly advise the Board of Directors if PT Masmindo lacks sufficient funds for the Operator to carry out its responsibilities under this Agreement.

(c)
The Operator shall: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by the Board of Directors.

(d)	The Operator shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Operator.

(e)
The Operator shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Shareholder’s sales revenue or net income.  If authorized by the Board of Directors, the Operator shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Operator deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Operator may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Operator shall be required to pay them, but in no event shall the Operator permit or allow title to the Assets to be lost as the result of the non-payment of any taxes, assessments or like charges; and (iii) shall do all other acts reasonably necessary to maintain the Assets.

(f)
The Operator shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with all applicable laws and regulations; (iii) notify promptly the Board of Directors of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations.  The Operator shall not be in breach of this provision if a violation has occurred in spite of the Operator’s good faith efforts to comply, and the

Exhibit 10.43

(g)	Operator has timely cured or disposed of such violation through performance, or payment of fines and penalties.

(h)
The Operator shall prosecute and defend, but shall not initiate without consent of the Board of Directors, all litigation or administrative proceedings arising out of Operations.  The non-managing Shareholder shall have the right to participate, at its own expense, in such litigation or administrative proceedings.  The non-managing Shareholder shall approve in advance any settlement involving payments, commitments or obligations in excess of $100,000 in cash or value.

(i)	The Operator shall obtain insurance for the benefit of Salu Siwa and PT Masmindo as provided in Exhibit C or as may otherwise be determined from time to time by the Board of Directors.

(j)
The Operator may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that the Operator shall not: (i) dispose of Assets having a value in excess of $25,000; (ii) dissolve or begin a liquidation of Salu Siwa or PT Masmindo; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of Salu Siwa or PT Masmindo.

(k)	The Operator shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors. [Note to draft: To be confirmed.]

(l)
The Operator shall perform or cause to be performed during the term of this Agreement all assessment and other work required by law in order to maintain the Contract of Work  in good standing using reasonable best efforts.  The Operator shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and development and continued actual occupancy of such claims and sites shall not be required.  The Operator shall not be liable on account of any determination by any court or governmental agency that the work performed by the Operator does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is in accordance with the adopted Program and Budget.  The Operator shall timely record with the appropriate county and file with the appropriate agency of the Government of Indonesia, quarterly reports in accordance with the Contract of Work as required by law. If authorized by the Board of Directors, the Operator may amend the boundary of the Contract of Work in accordance with the existing regulations governing such amendments.  The Operator shall keep and maintain all required accounting and financial records in accordance with customary cost accounting practices in the mining industry.

(m)
The Operator shall keep the Board of Directors advised of all Operations by submitting in writing to the Board of Directors: (i) monthly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within 30 days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as the Board of Directors may reasonably request.  At all reasonable times the Operator shall provide the Board of Directors or the representative of any Shareholder, upon the request of any Representative, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting

Exhibit 10.43

(n)
and financial records, and other information acquired in Operations.  In addition, the Operator shall allow the non-managing Shareholder, at the latter’s sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Shareholder does not unreasonably interfere with Operations.

(o)
The Operator shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable law or contractual obligation pertaining to the Contract of Work and the regulations of the Government of the Republic of Indonesia.  To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

(p)
The Operator shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Company.  The Operator shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines.  As part of each Program and Budget submittal, the Operator shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures.  The Operator shall keep the other Shareholder reasonably informed about the Operator’s efforts to discharge Continuing Obligations.  Authorized representatives of each Shareholder shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

(q)
[In accordance with prevailing regulations from the Indonesian Government, PT Masmindo may be required to provide a Bond to the Indonesian Government for post-mining reclamation and re-vegetation. The Operator shall undertake all other activities reasonably necessary to fulfill the foregoing.  Note to draft: Indonesian counsel to re-draft.]

The Operator shall not be in default of any duty under this Section 7.2 if its failure to perform results from the failure of the non-managing Shareholder to perform acts or to contribute amounts required of it by this Agreement.

7.4	Standard of Care

 – The Operator shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to Assets.  Notwithstanding anything in this Agreement to the contrary, the Operator shall not be liable to the non-managing Shareholder, Salu Siwa or PT Masmindo for any breach of this Agreement or other act or omission resulting in damage or loss, except to the extent caused by or attributable to the Operator’s wilful misconduct, negligence or breach of this Section 7.3.

7.5	Transactions With Affiliates

Exhibit 10.43

7.6
 – If the Operator engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm’s-length transactions or on terms that have been approved by the non-managing Shareholder.

7.7	Activities During Deadlock

 – If the Board of Directors for any reason fails to adopt a Program and Budget, subject to the contrary direction of the Board of Directors and to the receipt of necessary funds, the Operator shall continue Operations at levels comparable with the last adopted Program and Budget.  For purposes of determining the required contributions of the Shareholders and their respective Percentage Interests, the last adopted Program and Budget shall be deemed extended.

ARTICLE VIII

PROGRAMS AND BUDGETS

8.1	Initial Program and Budget

 – The initial Program and Budget, which has been adopted by the Shareholders, is attached as Exhibit D.

8.2	Operations Pursuant to Programs and Budgets

 – Except as otherwise provided in Section 8.6 and Article XI, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets.

8.3	Presentation of Programs and Budgets

 – Proposed Programs and Budgets shall be prepared by the Operator for a period of one year or any longer period.  Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year at the annual meeting of the Board of Directors.  During the period encompassed by any Program and Budget, and at least two months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Operator and submitted to the Board of Directors.  Each such proposed Program and Budget shall be in a form and degree of detail substantially similar to Exhibit D.

8.4	Review and Approval of Proposed Programs and Budgets

 – Within 15 days after submission of a proposed Program and Budget, each Shareholder shall submit to the Board of Directors:

(a)	notice that the Shareholder approves the proposed Program and Budget; or

(b)	proposed modifications of the proposed Program and Budget; or

(c)	notice that the Shareholder rejects the proposed Program and Budget.

If a Shareholder fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Shareholder of the Operator’s proposed Program and Budget.  If a Shareholder makes a timely submission to the Board of Directors pursuant to Section [8.4(b) or (c)], then the Board of Directors shall seek to develop a Program and Budget acceptable to the Shareholders.

8.5	Deadlock on Proposed Programs and Budgets

Exhibit 10.43

8.6
 – If the Shareholders, acting through the Board of Directors, fail to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, the provisions of Sections 8.6 shall apply.

8.7	Budget Overruns; Program Changes

 – The Operator shall immediately notify the Board of Directors of any material departure from an adopted Program and Budget.

8.8	Emergency or Unexpected Expenditures

 – In case of emergency, the Operator may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation.  The Operator may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care.  The Operator shall promptly notify the Shareholders of the emergency or unexpected expenditure.

ARTICLE IX

AUDITS

9.1	Audits

 – Upon request made by any Shareholder within 24 months following the end of any calendar year (or, if the Board of Directors has adopted an accounting period other than the calendar year, within 24 months after the end of such period), the Operator shall order an audit of the accounting and financial records of Salu Siwa and PT Masmindo for such calendar year (or other accounting period).  All written exceptions to and claims upon the Operator for discrepancies disclosed by such audit shall be made not more than three months after receipt of the audit report.  Failure to make any such exception or claim within the three month period shall mean the audit is correct and binding upon the Shareholders, Salu Siwa and PT Masmindo.  The audits shall be conducted by a firm of certified public accountants selected by the Operator, unless otherwise agreed by the Board of Directors.

The Operator shall, at a Shareholder’s reasonable request and at the requesting Shareholder’s own expense, grant access during regular business hours to Salu Siwa’s and PT Masmindo’s books and records to satisfy the requesting Shareholder’s own audit, reporting and regulatory requirements.

ARTICLE X

RESTRICTIONS

10.1	Area of Interest

 – If any Shareholder or any of its Affiliates (the “Acquiring Shareholder”) stakes, leases or otherwise acquires or becomes entitled to acquire any interest, directly or indirectly, alone or in concert with any other Person, in any mineral right, surface right, water right or other mining related assets within the Area of Interest (the “Acquired Property”), the following shall apply:

(a)
the Acquiring Shareholder shall promptly give the other Shareholder written notice thereof (including with its notice all information and data in its possession or control regarding the Acquired Property and a statement of its acquisition costs for the Acquired Property) (the “Acquisition Notice”) and unconditionally offer to transfer and assign the Acquired Property to Salu Siwa or PT Masmindo, free and clear of all liens and

Exhibit 10.43

(b)
encumbrances (other than those arising under the terms of the mineral rights or by law).  The other Shareholder may elect, by notice delivered within 30 days, to require the Acquiring Shareholder to assign and transfer all of its interest in the Acquired Property to Salu Siwa in consideration for a reimbursement of the Acquiring Shareholder’s acquisition costs by Salu Siwa (other than any land transfer or other real property taxes, fees or charges paid by the Acquiring Shareholder on the original acquisition that Salu Siwa will be required to pay on the acquisition from the Acquiring Shareholder).  If the other Shareholder does not elect to deliver such a notice, the Acquiring Shareholder shall be entitled to retain its interest in the Acquired Property;

(c)
if the consideration paid by the Acquiring Shareholder was other than cash or a work commitment in respect of the Acquired Property, the Acquisition Notice shall specify the cash equivalent of such consideration.  The non-acquiring Shareholder may, within ten days of its receipt of the Acquisition Notice, if no mutual agreement between the Shareholders can be reached, require the determination of the cash equivalent of the consideration to be submitted to the dispute resolution process in Section 19.9, in which event the 30 day period specified in this Section 10.1 shall commence to run on the date of the binding resolution under such process.  The cash value so determined and communicated in writing to the Shareholders shall be deemed to be the cash equivalent of the consideration;

(d)
if the Acquired Property to be assigned to Salu Siwa or PT Masmindo hereunder is subject to an agreement with a third party which provides for the operation (including by earn-in) of such Acquired Property then the Acquiring Shareholder shall use its reasonable best efforts to:

(i)	have Salu Siwa or PT Masmindo, as the case may be, assigned or novated into such operating agreement as to its interest; and

(ii)	if the Operator under this Agreement is not the operator pursuant to such operating agreement, to have the Operator appointed as operator pursuant to such Agreement.

Until such time as Salu Siwa or PT Masmindo, as the case may be,  is assigned or novated into such an existing operating agreement, the Acquiring Shareholder shall hold Salu Siwa’s or PT Masmindo’s interest, as the case may be, in such Acquired Property in trust for Salu Siwa.  During the period that such interest is held in trust, the Acquiring Shareholder shall promptly provide to the Operator any and all notices which the Acquiring Shareholder receives and the Operator, on behalf of Salu Siwa or PT Masmindo, as the case may be, shall have one-half of the time period set forth in the applicable operating agreement to advise the Acquiring Shareholder whether or not it elects to participate in the operations set forth in any such notice.  Failure to respond within the time period will be deemed to be an election not to join in the proposed operation; and

(e)	each Shareholder shall cause any of its Affiliates which acquire or become entitled to acquire an Acquired Property to comply with this Section 10.1.

10.2	Right to Acquire Shares

Exhibit 10.43

10.3
– Pan Asia shall have the right to purchase all of Vista Barbado’s interests in Salu Siwa and PT Masmindo (including, for greater certainty, all Shares then owned by Vista Barbados) by delivering to Vista Barbados an offer in writing setting out the terms of its proposed acquisition (the “Offer Notice”).  If Vista Barbados does not accept the offer contained in the Offer Notice within 15 Business Days, Vista Barbados shall have the right to purchase all of Pan Asia’s interests in Salu Siwa and PT Masmindo (including, for greater certainty, all Shares then owned by Pan Asia) on the same terms as contained in the Offer Notice.  An acquisition by Pan Asia pursuant to an Offer Notice will have to be completed within 30 days of the date of the Offer Notice.  An acquisition by Vista Barbados pursuant to an Offer Notice will have to be completed within 45 Business Days of the date of the Offer Notice.

ARTICLE XI

NO OTHER SHAREHOLDERS

11.1	No Other Shareholders

 – Salu Siwa shall not be entitled to issue Shares or instruments convertible, exercisable or exchangeable into Shares to any third party without the prior written approval of all Shareholders.

ARTICLE XII

DISTRIBUTIONS

12.1	Distributions

 – From and after the date of commercial production from the Mine, each of the Shareholders will, and will cause its Representatives on the Board of Directors, to act in good faith and on a commercially reasonable basis to cause Salu Siwa, not less frequently than quarterly, to distribute its available cash, by way of dividends or, with written approval of the Representatives appointed by the Shareholder(s) holding not less than 75% of the Shares, other distributions (e.g., return of capital or contributed surplus) to the Shareholders pro rata in accordance with their Proportionate Shares.  Any distribution by Salu Siwa of proceeds from a Mine between the Shareholders (whether by return of capital or contributed surplus, dividend or such other method as the Shareholders may agree to) will be made at the same time and in amounts in accordance with each Shareholder’s respective Proportionate Share.

ARTICLE XIII

SHAREHOLDER MEETINGS

13.1	Frequency of, Notice and Place of Meetings

 – The Shareholders shall meet at least once a year either on dates fixed at an earlier meeting or as called by the Chairman.  The Chairman shall give notice, specifying the time and place of, and the agenda for, each meeting of the Shareholders at least five days before the time appointed for the meeting, except for meetings called to deal with year-end results, in respect of which the Chairman shall give such notice at least 15 days before the time appointed for the meeting.  Notice of a meeting shall not be required if all of the Shareholders are present, waive notice and agree upon the agenda.  The Shareholders shall meet in a mutually agreeable place in [location], and failing agreement, at Salu Siwa’s principal office in [location].  Meetings of the Shareholders may be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting; provided, however, that all resolutions passed at any such meeting are unanimous and subsequently confirmed by all Shareholders in writing.

Exhibit 10.43

TAXATION

13.2	General

 – The Parties agree that each Party shall be responsible for the tax payments, rights and other tax issues that legally correspond to each Party, in accordance with the applicable Indonesian tax legislation, Australian Tax legislation, [the ● Treaty and any applicable laws].

13.3	Royalties, Production Taxes and Other Payments Based on Production

– All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities, shall be determined and made by PT Masmindo or Salu Siwa, as the case may be, in a timely manner and otherwise in accordance with applicable laws and agreements.  The Operator shall furnish to the Shareholders evidence of timely payment for all such required payments.  In the event PT Masmindo or Salu Siwa, as the case may be, fails to make any such required payment, any Shareholder shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of PT Masmindo or Salu Siwa shall not constitute acceptance by the paying Shareholder of any liability to such third party for the underlying obligation.

ARTICLE XIV

ABANDONMENT AND SURRENDER OF PROPERTIES

14.1	Surrender or Abandonment of Property

 – The Board of Directors may authorize the Operator to surrender or abandon part or all of the Properties.  If the Board of Directors authorizes any such surrender or abandonment over the written objection of a Shareholder, PT Masmindo shall assign to the objecting Shareholder or an Affiliate designated by the Shareholder, by appropriate legal documentation and without cost to the surrendering Shareholder, all of PT Masmindo’s interest in the part of the Property to be abandoned or surrendered, and the abandoned or surrendered part of the Property shall cease to be part of the Property for purposes of this Agreement and neither PT Masmindo nor Salu Siwa shall have a further right, title or interest therein.

ARTICLE XV

CONFIDENTIALITY

15.1	General

 – Each Shareholder and Operator will keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information it obtains or has obtained concerning Salu Siwa, PT Masmindo or the other Shareholder without the prior written consent of the other Shareholder, which consent shall not be unreasonably withheld.

15.2	Exceptions

 – The consent required by Section 16.1 shall not apply to a disclosure:

(a)
to a consultant, contractor, subcontractor, officer, director or employee of Salu Siwa, PT Masmindo, the Operator or any Shareholder or any of their respective Affiliates that has a bona fide need to be informed;

Exhibit 10.43

(b)	to any third party to whom the disclosing Shareholder contemplates a Transfer of all or any part of its Shares;

(c)	to any actual or potential lender, underwriter or investors for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Shareholder or Salu Siwa; or

(d)
to a governmental agency or to the public which the disclosing Shareholder or Operator believes in good faith is required by pertinent law or regulation or the rules of any stock exchange on which its (or its Affiliate’s) securities are listed.

In any case to which this Section 16.2 is applicable, the disclosing Shareholder or Operator shall give notice to the other Shareholder concurrently with the making of such disclosure.  As to any disclosure pursuant to Section 16.2(a), (b) or (c) [Note to draft: confirm.], only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Shareholders are obligated under this Article XVI, and the disclosing Shareholder or Operator shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

15.3	Duration of Confidentiality

 – The provisions of this Article XVI shall apply to a Shareholder or Operator until the earlier of: (i) the date that is two years after the winding-up or dissolution of Salu Siwa (notwithstanding the withdrawal of such Shareholder or Operator or the Transfer by such Shareholder of all of its Shares); and (ii) the date that is two years after the withdrawal of such Shareholder or Operator.

15.4	Press Releases

 – Subject to its obligations under securities laws and stock exchange requirements, each Shareholder will consult with the other Shareholder before issuing any press release or other public statement disclosing information concerning this Agreement, Salu Siwa, the Properties or Operations, and will obtain the approval of the other Shareholder for any press release or other public disclosure containing the other Shareholder’s name, the name of any of the officers, directors or employees of the other Shareholder, or the name of the other Shareholder’s subsidiaries.  Such approval shall not be unreasonably withheld or delayed.  Failure of a Shareholder to comment within three Business Days of receipt of a draft press release or disclosure document will be deemed to constitute approval.  However, such approval shall not be considered certification by the other Shareholder of the accuracy of the information in such press release or public disclosure, or a confirmation by it that the content of such press release or public disclosure complies with the rules, policies, by-laws and disclosure standards of the applicable regulatory authorities or stock exchange.

ARTICLE XVI

SHAREHOLDER’S INSURANCE

16.1	Shareholder’s Independent Insurance

 – Nothing in this Agreement shall preclude any Shareholder from placing, for its own account, insurance for greater or other coverage than that placed by the Operator.

Exhibit 10.43

DISSOLUTION AND WITHDRAWAL

16.2	Dissolution

 – The Joint Venture and this Agreement shall be terminated upon the occurrence of any of the following:

(a)
on the later of the date that is 20 years from the date of this Agreement and the date that Products are no longer being commercially produced from the Property, and all materials, supplies, equipment and infrastructure thereon have been salvaged and disposed of, and any required Environmental Compliance is completed and accepted;

(b)	upon the unanimous written agreement of the Shareholders; or

(c)
upon the withdrawal of the Shareholders from the Joint Venture pursuant to Section 18.2, upon the acquisition by one Shareholder of all of the Shares of the other Shareholder in accordance with Section 10.2, or upon the bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of the Shareholders, whereupon, unless otherwise agreed by the Shareholders, the Parties shall promptly proceed to dissolve (i) Salu Siwa in accordance with Australian Corporate Law and any other applicable law; and (ii) PT Masmindo in accordance with Indonesian Corporate Law and any other applicable law.

16.3	Withdrawal from Joint Venture

 – A Shareholder may elect to withdraw from the Joint Venture by giving notice to the other Shareholder of the effective date of withdrawal, which shall be the later of the end of the then current Program period or 30 days after the date of the notice.  Subject to the foregoing sentence, 60 days following the withdrawal by a Shareholder, the withdrawing Shareholder shall be deemed to have Transferred to the remaining Shareholder all of its Shares.  The withdrawing Shareholder shall execute and deliver all instruments as may be necessary in the reasonable judgement of the other Shareholder to effect the transfer of its Shares in Salu Siwa to the other Shareholder.  If within a 60 day period both Shareholders elect to withdraw, then the Joint Venture shall instead be deemed to have been terminated by the written agreement of the Shareholders pursuant to Section 18.1 and the Parties shall proceed to take all necessary action to dissolve (i) Salu Siwa in accordance with Australian Corporate Law and any other applicable law; and (ii) PT Masmindo in accordance with Indonesian Corporate Law and any other applicable law.  [Note to draft: transfer price issues to be considered]

16.4	Liquidation and Termination After Dissolution

 – Upon the dissolution of Salu Siwa and PT Masmindo in accordance with Section 18.1, the Shareholders give the Operator the authority to appoint in writing one or more liquidators who shall have the authority set forth in Section 18.5.  The liquidator shall take all action necessary to wind up the activities of Salu Siwa and PT Masmindo, and all costs and expenses incurred in connection with the liquidation and termination of Salu Siwa and PT Masmindo shall be expenses chargeable to Salu Siwa and PT Masmindo.  The liquidator may determine which Assets, if any, are to be distributed in kind, and shall sell or otherwise dispose of all other Assets of Salu Siwa and PT Masmindo.  The Assets of Salu Siwa and PT Masmindo shall first be paid, applied, or distributed in satisfaction of all liabilities of Salu Siwa and PT Masmindo, respectively to third parties (or to making reasonable provision for the satisfaction thereof) and then to satisfy any debts, obligations, or liabilities owed to the Shareholders.  Thereafter, any remaining cash and all other Assets shall be distributed to the Shareholders in accordance

Exhibit 10.43

with, in the case of Salu Siwa, the Amended Constating Documents and Australian Corporate Law, and in the case of PT Masmindo, Indonesian Corporate Law.  Each Shareholder shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Shareholder pursuant to this Section 18.3.  Upon the completion of the winding up of Salu Siwa and PT Masmindo, the liquidator shall take such other actions as may be reasonably necessary to terminate the continued existence of Salu Siwa and PT Masmindo.

16.5	Right to Data After Termination

 – After the termination of the continued existence of Salu Siwa and PT Masmindo pursuant to Section 18.3, each Shareholder shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a resigning Shareholder, or a Shareholder that forfeits or Transfers all of its Shares, shall not be entitled to any such copies after any such withdrawal.

16.6	Continuing Authority

 – From and after the dissolution of Salu Siwa and PT Masmindo under Section 18.1, the liquidator shall have the power and authority of the Operator and the Board of Directors to do all things on behalf of Salu Siwa and PT Masmindo which are reasonably necessary or convenient to: (i) wind up the Operations and Salu Siwa and PT Masmindo; (ii) continue to operate the Properties and other Assets of Salu Siwa and PT Masmindo during the winding up of the Operations and Salu Siwa and PT Masmindo; and (iii) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such dissolution, if the transaction or obligation arises out of Operations prior to such dissolution.  The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of Salu Siwa and PT Masmindo, mortgage Assets, and take any other reasonable action in any matter with respect to Salu Siwa and PT Masmindo or the Operations.

ARTICLE XVII

GENERAL PROVISIONS

17.1	Notices

 – All notices or other communications to be given hereunder shall be delivered by hand, facsimile or electronic transmission, and, if delivered by hand, shall be deemed to have been given on the date of delivery or, if sent by facsimile or electronic transmission, on the date of transmission if sent before 5:00 p.m. (local time) and such time is Business Day or, if not, on the first Business Day following the date of transmission.

Notices to Vista Barbados shall be addressed to:

Vista Gold (Barbados) Corp.
c/o Vista Gold Corp.
7961 Shaffer Parkway, Suite 5
Littleton, Colorado  801127

Attention:                      Frederick H. Earnest
Facsimile:                      720-981-1186
Email:                      fhearnest@vistagold.com

Exhibit 10.43

With a copy (for informational purposes only) to:

Borden Ladner Gervais LLP
1200 Waterfront Centre
200 Burrard Street
P.O. Box 48600
Vancouver, British Columbia, Canada
V7X 1T2

Attention:                      Jason J. Brooks
Facsimile:                      604-622-5902
Email:                      jbrooks@blgcanada.com

Notices to Salu Siwa shall be addressed to:

Salu Siwa Ltd.
c/o Vista Gold Corp.
7961 Shaffer Parkway, Suite 5
Littleton, Colorado  801127

Attention:                      Frederick H. Earnest
Facsimile:                      720-981-1186
Email:                      fhearnest@vistagold.com

With a copy (for informational purposes only) to:

Borden Ladner Gervais LLP
1200 Waterfront Centre
200 Burrard Street
P.O. Box 48600
Vancouver, British Columbia, Canada
V7X 1T2

Attention:                      Jason J. Brooks
Facsimile:                      604-622-5902
Email:                      jbrooks@blgcanada.com

Notices to Pan Asia shall be addressed to:

Pan Asia Resources Corp.
Suite 1740 – 1177 West Hastings Street
Vancouver, British Columbia  V6E 2K3

Attention:                      Stephen Walters
Facsimile:                      ●
Email:                      stephen@panasiares.com

Exhibit 10.43

With a copy (for informational purposes only) to:

Tupper, Jonsson & Yeadon
Suite 1710 - 1177 West Hastings Street
Vancouver, British Columbia, Canada
V6E 2L3

Attention:                      Glenn R. Yeadon
Facsimile:                      604-681-0139
Email:                      yeadon@securitieslaw.bc.ca

Any Party may change its address for service aforesaid by notice in writing to the other Party specifying its new address for service hereunder.

17.2 Interpretation

.  The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

17.3 Currency

.  All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

17.4 Headings

.  The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

17.5 Waiver

.  The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

17.6 Modification

.  No modification of this Agreement shall be valid unless made in writing and duly executed by each of the Parties.

17.7 Force Majeure

.  Except for any obligation to make payments when due hereunder, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of applicable environmental standards; acts of war or terrorism or conditions arising out of or attributable to war or terrorism, whether declared or undeclared; riot, civil strife, insurrection, insurgency or rebellion; fire, explosion, earthquake,

Exhibit 10.43

storm, flood, sink holes, drought, hurricane, tsunami or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing.  The affected Party shall promptly give notice to the other Party of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof.  The affected Party or Operator shall resume performance as soon as reasonably possible.

17.8 Governing Law

.  This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to the conflicts of laws principles thereof.  Each of the Parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia and all appellate courts having jurisdiction thereover with respect to all disputes arising out of or in connection with this Agreement.

17.9 Disputes

. All disputes arising out of or in connection with this Agreement will be determined by arbitration.  There will be three arbitrators.  The place of arbitration will be Vancouver, British Columbia.  The language of the arbitration will be English.  The arbitration will be administered by the British Columbia International Commercial Arbitration Centre (“BCICAC”) in accordance with its rules or, if the BCICAC no longer is operative or is unwilling or unable to administer the arbitration, then it will be unadministered and will be conducted under the UNCITRAL Arbitration Rules the ADR Institute of Canada, Inc. acting as appointing authority.

17.10 Rule Against Perpetuities

.  Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within 21 years after the Effective Date.

17.11 Further Assurances

.  Each Party agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

17.12 No Third Party Beneficiaries

.  This Agreement is for the sole benefit of the Parties, and no other Person, including without limitation, any creditor of any Party, is intended to be a beneficiary of this Agreement or shall have any rights hereunder.

17.13 Entire Agreement; Successors and Assigns

.  This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.  In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

Exhibit 10.43

Counterparts and Facsimile

.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  This Agreement and any counterpart thereof may be delivered by facsimile and when so delivered shall be deemed to be an original.

~ Signature Page Follows ~

Exhibit 10.43

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

VISTA GOLD (BARBADOS) CORP.

By:
Authorized Signatory

Name:

Position:

PAN ASIA RESOURCES CORP.

By:
Authorized Signatory

Name:

Position:

SALU SIWA LTD.

By:
Authorized Signatory

Name:

Position:

Exhibit 10.43

EXHIBIT A

PROPERTY DESCRIPTION AND AREA OF INTEREST

PART 1 - Property Description

See the description contained in the attached Decree of the Minister of Energy and Mineral Resource (Number: 352 K/30/DJB/2009), and the English translation thereof (attached for reference only), which form part of this Exhibit A.  In the event of any inconsistency between the description contained in the copy of such Decree in Bahasa and the English translation thereof, the copy in Bahasa shall govern.

PART 2 - Area of Interest

[Note to draft:  To be completed]

Exhibit 10.43

EXHIBIT B

NET SMELTER RETURNS PAYMENT

[Note to draft:  To be drafted]

Exhibit 10.43

EXHIBIT C

INSURANCE

The Operator shall, at all times while conducting Operations, comply fully with the applicable worker’s compensation laws and purchase, or provide through self-insurance, protection for the Shareholders comparable to that provided under standard form insurance policies for (i) comprehensive public liability and property damage with combined limits of $10,000,000 for bodily injury and property damage; (ii) automobile insurance with combined limits of $1,000,000; and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations.  Each Shareholder shall self-insure or purchase for its own account such additional insurance as it deems necessary.

Exhibit 10.43

EXHIBIT D

INITIAL PROGRAM AND BUDGET

Pan Asia proposes an initial budget of US$1,350,000 for the first 12 months of the option period. Central to the work program is the commencement of an AMDAL or Environmental Impact Statement by suitably qualified contractors. In addition the database will be modelled in light of current changes in the metals price and some resource drilling is planned principally concentrating on the further definition of vertical structures within the Awak Mas deposit due to their generally higher grade.

Some initial optimisation studies will be undertaken to gain some insight into the best mining scenario for the deposit for completion of the Feasibility Study in year 2.

Rehabilitation of the camp and core shed to bring the storage of drill core in aluminum trays is planned.

Detailed studies on two critical elements in the feasibility will be undertaken - costs to bring the road up to a standard for heavy equipment transport and alternatives to capital costs of a Power plant for the mine.

Details of the budget are provided below including G&A costs.

Budget Awak Mas Project – 12 months
IN US$
Resource Drilling & Modelling	400,000
Environmental Impact Study AMDAL	300,000
Metallurgical & Engineering	200,000
Rehabilitation Camp & Roads	200,000
General & Administration	250,000
TOTAL	1,350,000

Exhibit 10.43

EXHIBIT E

AMENDED CONSTATING DOCUMENTS

[Note to draft:  To be drafted by Australian Counsel ]

E-

Exhibit 10.43

EXHIBIT C

INITIAL PROGRAM AND BUDGET

(Please Also See Attached)

PT Masmindo Dwi Area

Work Program & Budget 2010 – Accompanying notes

The 2010 work program and budget for PT Masmindo Dwi Area (PT Masmindo) is based on four principal strategies. These are 1)to complete the AMDAL or Environmental Impact Assessment, 2)to undertake appropriate resource modeling and pit optimization studies 3)to undertake a scoping study which is expected to update the costs for mine development and look at a number of critical areas especially road access and power supply and 4) to undertake a limited infill drill program in certain critical areas identified from the resource modeling exercise increasing the measured resource of the project.

It is expected that these programs will lead to have appropriate data to make a decision on a final feasibility study to be undertaken in 2011.

Awak Mas project presents a number of challenges in relation to its development especially in regards to the environment due to the steep topography. What could be the best economic case for mine development at Awak Mas may not in the end be the most practical mining case. Pan Asia is highly conscious of this issue.

Awak Mas – 2010 Project Elements

1. AMDAL & CSR. To commence and to have approved prior to end of 2010 an AMDAL for the Awak Mas project area. This will be principally undertaken by local independent consultants from Makassar. PT Masmindo will need to comply with the public part of the AMDAL process by holding appropriate meetings with the local community and other stakeholders. As PT Masmindo has no current CSR program. An officer with appropriate experience will be hired to take up this position and commence some low key local CSR programs and develop the appropriate relationships with the community.

2. Resource Model, Pit Optimization. The current resource model will be reviewed and a number of alternate scenarios be generated based on resource / grade models. The geological model has not been reviewed since it was originally generated in 1997. In addition as an alternate to the conventional resource / mine model a smaller higher grade resource will be modeled as a potential heap leach scenario. In 1993 under the Battle Mtn Gold JV heap leach of Awak Mas deposit was the only mining model scenario considered and is to be reviewed in 2010 noting that a large conventional mine at Awak Mas has a number of issues in relation to Talings Dams and Waste Removal.

3. Scoping Study. Taking into account a feasibility study (3Mty) and prefeasibility study (1.5Mty) was undertaken on the Awak Mas project in 1997 and 1998 respectively much design data has been generated for the project. Further technical studies were undertaken by Vista in 2007. Using all available data from previous studies a scoping study using variable process rates and updating for

Exhibit 10.43

Exhibit 10.43

PT Masmindo Dwi Area Budget 2010	January	February	March	April	May	June	July	August	September	October	November	December	Totals
	US$	US$	US$	US$	US$	US$	US$	US$	US$	US$	US$	US$	US$
Jakarta office Costs (C&M)	12,500	12,500	12,500	12,500	12,500	12,500	12,500	12,500	12,500	12,500	12,500	12,500	150,000
Camp Costs (C&M)	6,500	6,500	6,500	6,500	6,500	6,500	6,500	6,500	6,500	6,500	6,500	6,500	78,000
Dead Rent & and Tax			4,500	4,500				4,000					13,000
Camp Costs - In Use	2,000	3,000	3,000	3,000	3,000	3,000	4,000	4,000	5,000	5,000	5,000	4,000	44,000
Road Repair		10,000	10,000	10,000			10,000	10,000			10,000	10,000	70,000
Vehicle Hire	2,000	2,000	2,000	2,000	2,000	2,000	2,500	2,500	2,500	2,500	2,500	2,500	27,000
Project Manager + oncost	5,500	5,500	5,500	5,500	5,500	5,500	5,500	5,500	5,500	5,500	5,500	5,500	66,000
Snr. Geologist - Site			2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	25,000
Computer Geologist -50%	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	12,000
Micromine Software	6000	6000	6000	6000									24,000
Capex - Computers etc	5,000	5,000		5,000	3,000								18,000
Amdal	40,000					50,000					50,000		140,000
Amdal Representation	2,000	4,000	4,000	5,000					3,000	5,000	5,000		30,000
CSR Program			2,000	2,250	2,500	2,500	2,500	2,500	3,000	3,000	3,000	3,000	26,250
Environment & CSR officer		2,250	2,250	2,250	2,250	2,250	2,250	2,250	2,250	2,250	2,250	2,250	24,750
Travel & Related	1,000	1,000	1,000	1,000	1,000	1,000	2,000	2,000	2,000	2,000	2,000	2,000	18,000
Resource Modelling				15,000	20,000								35,000
Pit Optimisation Study					15,000	20,000							35,000
Scoping Study							40,000	40,000	50,000				130,000
Drilling									50,000	50,000	60,000	40,000	200,000
Assay										20,000	20,000	12,000	52,000
Pan Asia - Overhead	11,000	11,000	11,000	11,000	11,000	11,000	11,000	11,000	11,000	11,000	11,000	11,000	132,000
Monthly Totals	94,500	69,750	73,750	95,000	87,750	119,750	102,250	106,250	158,750	128,750	198,750	114,750	1,350,000
Cumulative Expenditure	94,500	164,250	238,000	333,000	420,750	540,500	642,750	749,000	907,750	1,036,500	1,235,250	1,350,000

Exhibit 10.43

Pan Asia proposes an initial budget of US$1,350,000 for the first 12 months of the option period. Central to the work program is the commencement of an AMDAL or Environmental Impact Statement by suitably qualified contractors and public meetings to be held by PT Masmindo and its representatives in accordance with prevailing Indonesian regulations.

The geological database will be modelled in light of current changes in the metals price and potential mining scenarios of the deposit.  Some resource drilling is planned principally concentrating on the further definition of vertical structures within the Awak Mas deposit due to their generally higher grade.  A suitably-qualified project manager will be hired.

A scoping study and initial optimisation studies will be undertaken by recognized international consultants to gain some insight into the best mining scenario for the deposit for completion of the Feasibility Study in year two and to provide necessary technical information for the AMDAL.

Rehabilitation of the camp and facilities is planned due to planned increase in use throughout 2010.

Detailed studies on two critical elements in the feasibility will be undertaken - costs to bring the road up to a standard for heavy equipment transport and alternatives to capital costs of a Power plant for the mine.

Details of the budget are provided below including G&A costs and overhead.

PT Masmindo Budget 2010	In US Funds

Resource Drilling & Modelling	$350,000
Environmental Impact Study AMDAL	$250,000
Scoping Study & optimisation	$150,000
Camp & Infrastructure – Roads etc	$160,000
Overhead – Pan Asia	$130,000
Capex – Mining Software – Vehicles	$60,000
General and Administration	$250,000
TOTAL	$1,350,000

Exhibit 10.43
EXHIBIT D

FORM OF POWER OF ATTORNEY

The undersigned,

1.	Name:	[●]
	Passport No.:	[●]
	Address:	[●]
2.	Name:	[●]
	Passport No.:	[●]
	Address:	[●]

in this matter acting in their capacities as the President Director and Director, respectively, of and therefore are authorized to act for and on behalf of, PT MASMINDO DWI AREA, an Indonesian limited liability company  (the “Principal”) hereby make, appoint and authorize the person mentioned below:

Name :	Stephen Walters
Passport No. :	761264072 (UK Passport) Valid To 9/Nov/2019
Address :	Bali View A4/7, Jl Cirendeu Raya 46, Jakarta, Indonesia

(hereinafter referred to as the “Attorney-in-Fact”), to act as the Principal’s true and lawful attorney in fact, with power and authority for the Principal and in the Principal’s name and on the Principal’s account and benefit, for and on behalf of the Principal:

SPECIFICALLY

To:

1.
complete the environmental impact management and assessment analysis/Analisis Manajemen Dampak Lingkungan (AMDAL) requirements, and to undertake such exploration and development work as is required to deliver a feasibility study with respect to the Awak Mas project area to satisfy the requirements of the Contract of Work, and to deliver such feasibility study; and

2.
undertake all necessary matters related to the implementation of the matters contemplated in paragraph 1 above in accordance with relevant programs and budgets, which programs and budgets are to be prepared by the Attorney-in-Fact and presented to the Board of Directors of the Principal (the “Programs and Budgets”).

3.	(a)
submit in writing to the Board of Directors of the Principal: (i) monthly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of periodical reports concerning operations; (iv) a detailed final report

Exhibit 10.43

within 30 days after completion of each program and budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of programs; and (v) such other reports as the Board of Directors of the Principal may reasonably request;

(b)	maintain all required accounting and financial records in accordance with customary cost accounting practices in the mining industry;

(c)
at all reasonable times, provide the Board of Directors of the Principal or the representative of Vista Gold (Barbados) Corp., a shareholder of the Principal, upon the request of any member of the Board of Directors of the Principal, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in operations; and

(d)	allow Vista Barbados (and/or its representatives, advisors and consultants) to inspect the Company’ assets and operations at all reasonable timesand with reasonable prior notification.

4.
In coordination with Vista Barbados, timely record and file with the appropriate agency of the Government of Indonesia, quarterly reports in accordance with the Contract of Work as required by Indonesian law.

5.	Subject to applicable law, carry out the matters set out above through agents or independent contractors.

6.
With the prior written consent of Vista Barbados, initiate any and all claims, litigation/arbitration proceedings or administrative proceedings arising out of or in connection with the activities of the Principal.

The Principal hereby acknowledges and ratifies any and all acts carried out under or pursuant to this Power of Attorney by the Attorney-in-Fact within the limits of such Power of Attorney, including the legal consequences arising therefrom in so far as any and all such acts are undertaken pursuant to and in compliance with applicable laws.

This Power of Attorney shall be effective as of the date mentioned below, and shall remain valid until the purpose of this Power of Attorney is completed or until [25 February 2010], whichever occurs the earlier.

This Power of Attorney is:

▪
issued with the right of substitution or delegation and such substitution/delegation rights can only be undertaken with prior written approvals from the Principal after the Principal having been fully informed of the proposed substitution/delegation and having reviewed the related documentation;

▪	governed by the laws of the Republic of Indonesia; and

Exhibit 10.43
▪	effective as of [●].

PT MASMINDO DWI AREA
By: Name: [●] Title: [●]	By: Name: [●] Title: [●]

Exhibit 10.43